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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the Associated Series A Participating Preferred Stock Purchase Rights)
of
ELKCORP
at
$42.00 NET PER SHARE
by
BMCA ACQUISITION SUB INC.,
a wholly-owned subsidiary of
BMCA ACQUISITION INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 14, 2007, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF ELKCORP (THE "COMPANY") THAT, WHEN ADDED TO THE SHARES ALREADY BENEFICIALLY OWNED BY BUILDING MATERIALS CORPORATION OF AMERICA ("BMCA"), AN INDIRECT PARENT OF BMCA ACQUISITION SUB INC. (INCLUDING ANY SUCCESSOR THERETO, THE "PURCHASER") SHALL CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING, ON A FULLY DILUTED BASIS, (2) THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") ADOPTING A RESOLUTION PROVIDING THAT THE COMPANY WILL NOT BE SUBJECT TO SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW OR THAT THE OFFER AND THE PROPOSED SECOND STEP MERGER DESCRIBED HEREIN (THE "PROPOSED MERGER") ARE EXEMPT THEREFROM OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT, AFTER THE CONSUMMATION OF THE OFFER, SECTION 203 WILL BE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (3) THE COMPANY BOARD AMENDING THE COMPANY'S SHAREHOLDER RIGHTS PLAN TO RENDER THE PREFERRED STOCK PURCHASE RIGHTS ISSUED THEREUNDER INAPPLICABLE TO THE OFFER AND PROPOSED MERGER OR BY ACTING TO REDEEM THE SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS, OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PREFERRED STOCK PURCHASE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, AND (4) THE COMPANY BOARD ADOPTING A RESOLUTION APPROVED BY MORE THAN 2/3 OF THE DIRECTORS OF THE COMPANY APPROVING THE ACQUISITION OF ADDITIONAL SHARES BY THE PURCHASER PURSUANT TO THE OFFER AND THE PROPOSED MERGER FOR THE PURPOSES OF ARTICLE THIRTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, OR THE PURCHASER BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF ARTICLE THIRTEENTH ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER. THESE CONDITIONS, LIKE ALL OTHERS, MUST BE SATISFIED OR WAIVED PRIOR TO THE EXPIRATION OF THE OFFER. SEE SECTIONS 1 AND 14 FOR MORE INFORMATION.

(Cover continued on next page)

The Dealer Manager for the Offer is:
Bear, Stearns & Co. Inc.

January 18, 2007

(Cover continued from previous page)

        BMCA ACQUISITION INC. AND THE PURCHASER INTEND TO CONTINUE TO SEEK TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO A BUSINESS COMBINATION WITH THE COMPANY. SATISFACTION OF THE PRINCIPAL CONDITIONS TO THE OFFER, WITH THE EXCEPTION OF THE MINIMUM TENDER CONDITION, IS WITHIN THE CONTROL OF THE COMPANY'S BOARD. UNLESS THE COMPANY'S BOARD ACTS TO REMOVE THESE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER, THE OFFER WILL NOT BE ABLE TO PROCEED.

        THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES AND ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS TO BE PURCHASED AND THE OFFER PRICE (AS DEFINED HEREIN)) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER. SUCH A MERGER AGREEMENT COULD INVOLVE, AMONG OTHER POSSIBILITIES, THE PURCHASER TERMINATING THE OFFER AND THE CONVERSION OF THE SHARES, UPON CONSUMMATION OF SUCH MERGER, INTO CASH IN SUCH AMOUNTS AS ARE NEGOTIATED BY THE PURCHASER AND THE COMPANY.

IMPORTANT

        If you wish to tender all or any of your Shares prior to the expiration of the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary for the Offer and either deliver the certificates for such Shares to the Depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof), deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase or, if applicable, deliver such Shares pursuant to the procedures for Shares held in the Company's Employee Stock Ownership Plan as set forth in Section 3 of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

        A stockholder who desires to tender such stockholder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

        Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

i

SUMMARY TERM SHEET

        This summary term sheet is a brief summary of the material provisions of the offer to purchase (the "Offer to Purchase") all the outstanding shares of common stock, par value $1.00 per share (the "Common Stock" or the "Shares") of ElkCorp, a Delaware corporation (the "Company") being made by BMCA Acquisition Sub Inc. (including any successor thereto, the "Purchaser"), a wholly-owned subsidiary of BMCA Acquisition Inc. (the "Parent"), which is a wholly-owned subsidiary of Building Materials Corporation of America ("BMCA"), and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. You are urged to carefully read this entire Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") before making any decision on whether to tender your Shares.

        Unless the context requires otherwise, all references in this Summary Term Sheet to "Purchaser," "we," "us," or "our" are to BMCA Acquisition Sub Inc.

Who is offering to purchase my Shares of the Company's Common Stock?

  •
  We are a Delaware corporation formed for the purpose of making a tender offer for your outstanding shares of common stock of the Company, and we have carried on no activities other than in connection with making the tender offer. We are a wholly-owned subsidiary of the Parent.

  •
  The Parent is a Delaware corporation formed for the purpose of facilitating the Purchaser's tender offer for your outstanding shares of common stock of the Company, and has carried on no activities other than in connection with facilitating the tender offer. The Parent is a wholly-owned subsidiary of BMCA. BMCA is a leading national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. BMCA also manufactures specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. BMCA was incorporated under the laws of Delaware in 1994.

  •
  See Section 9 for more information on us and our affiliates.

What are we seeking to purchase, at what price, and do I have to pay any brokerage or similar fees to tender?

  •
  We are offering to purchase all of the Shares (and associated Series A Participating Preferred Stock purchase rights, referred to herein as "Rights") at a price of $42.00 net per Share in cash (subject to applicable withholding taxes) (the "Offer Price"), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. The proposed price of $42.00 per Share represents an approximate 67% premium over the Company's closing price on November 3, 2006 ($25.18 per Share), the trading day immediately preceding the filing of BMCA's Schedule 13D announcing its beneficial ownership of 10.36% of the outstanding Shares and the Company's announcement of its sale process.

  •
  If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply.

  •
  See the Introduction and Section 16 for more information.

Why are we making the Offer?

  •
  We are making the Offer because we want to acquire control of, and the entire equity interest in, the Company. If the Offer is consummated, the Parent intends, as soon as practicable after consummation of the Offer, to have the Company consummate a second step merger (the "Proposed Merger") with us pursuant to which each then outstanding Share (other than Shares held by us) would be converted into the right to receive an amount in cash per share equal to the highest price per share paid by us pursuant to the Offer, without interest.

  •
  BMCA previously made an offer to purchase the Shares for $40.00 net per Share directly to the Company's stockholders. The Company recommended that its stockholders reject that offer and proceeded to amend and restate its merger agreement with affiliates of The Carlyle Group. In light of these events, BMCA decided, consistent with the two-step transaction structure in the merger agreement that BMCA has been negotiating with the Company, to have the Purchaser make this Offer directly to the Company's stockholders.

  •
  See the Introduction and Section 11 for more information.

What are the "Rights" and why are they important?

  •
  The Rights were issued to all of the Company's stockholders, but currently are not represented by separate certificates. Instead, they are currently represented by the certificates for your Shares. Unless the Rights are distributed to stockholders, a tender of Shares will include a tender of the related Rights. If the Rights are distributed, separate certificates representing the Rights will be issued and a holder will need to tender one Right with each Share tendered.

  •
  The completion of the Offer is conditioned upon, among other things, the Rights issued under the Company's Shareholder Rights Plan having been redeemed by the Board of Directors of the Company (the "Company Board"), or the Purchaser being satisfied, in its reasonable discretion, that the Rights are invalid or otherwise inapplicable to the Offer. The Company Board can satisfy this condition, prior to the expiration of the Offer, by amending the Company's Shareholder Rights Plan to render the Rights inapplicable to the Offer and the Proposed Merger or by acting to redeem the Rights. If the Company's Board does not take action to satisfy this condition, the Purchaser would suffer unacceptable dilution of its interest in the Company were the Purchaser to proceed to complete its purchase of Shares. For this reason, we will not purchase Shares under the Offer unless the Rights are redeemed or otherwise made inapplicable to us.

  •
  See Sections 3 and 11 for more information.

If I tender my Shares, will I continue to receive cash dividends declared and paid by the Company?

  •
  If you validly tender your Shares to the depositary as described below, you will still retain ownership of your Shares until such time as the Offer is successfully consummated and we accept your Shares for payment. As a result, until such time as the Offer is successfully completed, you will still be entitled to receive any cash dividends applicable to your Shares that the Company declares and pays prior to such completion. If the Company declares or pays any cash dividend or other distribution on the Shares on or after the date of this Offer to Purchase (except for regular quarterly cash dividends on the Shares not in excess of $0.05 per share having customary and usual record dates and payments) or makes certain other distributions, we may make certain adjustments to the Offer Price or take other specified actions. See Section 13 for more information.

How long do I have to decide whether to tender into the Offer?

  •
  You have until the expiration of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 Midnight, New York City time, on Wednesday, February 14, 2007. If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the date the Offer was scheduled to expire.

  •
  The Offer may also be extended through a subsequent offering period (a "Subsequent Offering Period") after the completion of a purchase of Shares tendered in the Offer. A Subsequent Offering Period is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer consideration. We do not currently intend to provide a Subsequent Offering Period.

  •
  See Section 1 for more information.

What are the conditions to the Offer?

  •
  The conditions to the Offer are:

  •
  There being validly tendered and not withdrawn prior to the expiration of the Offer 9,149,284 Shares, which represents approximately 40.6% of the Shares outstanding on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options warrants, or rights (other than the Rights)), that, when added to the 2,123,800 Shares, which represents approximately 9.4% of the Shares outstanding on a fully diluted basis, already beneficially owned by BMCA, shall constitute a majority of the Shares outstanding on a fully diluted basis on the date the Offer expires (the "Minimum Tender Condition");

  •
  Our being satisfied, in our reasonable discretion, that, after consummation of the Offer, Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), will not prohibit for any period of time, or impose any stockholder approval requirement with respect to, the proposed second step merger or any other business combination involving the Company and the Purchaser (the "Section 203 Condition");

  •
  The Rights issued under the Company's Shareholder Rights Plan having been redeemed by the Company Board, or our being satisfied, in our reasonable discretion, that the Rights are invalid or otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition");

  •
  Our being satisfied, in our reasonable discretion, that the Offer and the merger have been approved for purposes of Article Thirteenth, or that the provisions of Article Thirteenth are otherwise inapplicable to the Offer and the merger (the "Article Thirteenth Condition"); and

  •
  The absence of certain events and conditions described in Section 14 of this Offer to Purchase.

  •
  More information on the conditions to the consummation of the Offer may be found in the Introduction and Section 14. We can waive any and all of the conditions to the Offer without the consent of the Company or any of its stockholders.

  •
  As discussed in more detail in the Introduction, the Company Board has the ability to satisfy the principal conditions to the Offer (with the exception of the Minimum Tender Condition), including the Section 203 Condition, the Rights Condition and the Article Thirteenth Condition.

    We believe that the Company Board should take all necessary actions to satisfy these conditions, and we hereby request that they take such actions and refrain from any action that might obstruct the consummation of the Offer. Although we believe that, under the circumstances of the Offer, the Company Board should do so, there can be no assurance that the Company Board will act to satisfy the conditions to the Offer. If the Company Board does not act to satisfy the conditions to the Offer, we will not be able to consummate the Offer.

Do we have the financial resources to pay the purchase price in the Offer?

  •
  Yes. The Offer is not subject to any financing condition. We have obtained financing commitments from Deutsche Bank, Bear Stearns and JPMorgan Securities to fund the purchase of the Shares in the Offer. See Section 12 for more information.

Can I tender Shares I hold indirectly through the Company's Employee Stock Ownership Plan?

  •
  Yes. Participants in the Company's Employee Stock Ownership Plan (the "ESOP") are eligible to tender shares they hold indirectly in the ESOP. A Trustee Direction Form must be completed and received by the Trustee of the ESOP at least three business days before the expiration of the Offer. See Section 3 for more information.

How do I accept the Offer and tender my Shares?

  •
  To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to The Bank of New York, the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company. If you hold your Shares through the ESOP, you must complete a Trustee Direction Form and such form must be received by the Trustee of the ESOP at least three business days before the expiration of the Offer. If you are unable to deliver any required document or instrument to the depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading-day period. See Section 3 for more information.

  •
  Under this Offer, unless the Rights have been redeemed, or the Company's Shareholder Rights Plan is invalid or otherwise inapplicable to the Offer (determinations which are in the authority and complete discretion of the Company Board), stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of the Share. If the Distribution Date (as defined in the Introduction under the caption "Rights Condition (Poison Pill)") does not occur before the expiration of the Offer, a tender of Shares in this Offer will automatically constitute a tender of the associated Rights. If the Distribution Date has occurred, the certificates evidencing the Rights (which will be issued by the Company if the Distribution Date occurs) will have to be tendered along with the certificates evidencing the Shares tendered. Please see the Introduction and Section 11 for more information.

If I accept the Offer, when will I get paid?

  •
  If the conditions to the Offer as set forth in the Introduction and Section 14 are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by $42.00 (subject to adjustment for applicable withholding taxes), promptly following expiration of the Offer. See Section 2 for more information.

Can I withdraw my previously tendered Shares?

  •
  You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the Offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. See Section 4 for more information.

  •
  We currently do not intend to provide a Subsequent Offering Period following the Offer. In the event that we subsequently elect to provide a Subsequent Offering Period, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment. See Section 1 for more information.

What does the board of directors of the Company think of the Offer?

  •
  Within ten business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the Securities and Exchange Commission (the "Commission")) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. See Section 10 for more information.

If I do not tender but the Offer is successful, what will happen to my Shares?

  •
  As indicated above, if the Offer is consummated, the Parent intends, as soon as practicable following the consummation of the Offer, to have the Company consummate the Proposed Merger, under which all Shares that are not purchased in the Offer (other than Shares beneficially owned by BMCA) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by us in the Offer, without interest. If the Proposed Merger or similar business combination takes place, stockholders who do not tender in the Offer would receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. See Section 7 for more information.

  •
  If the Offer is successfully consummated, there may be a significant delay before we can effect the Proposed Merger. During such time, we may choose to delist the Shares from the New York Stock Exchange and terminate the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This could have an adverse impact on the market for the Shares prior to the Proposed Merger. See Section 7 for more information.

Are appraisal rights available in either the Offer or the Proposed Merger?

  •
  Appraisal rights are not available in the Offer. After the Offer, if the Proposed Merger takes place, appraisal rights will be available to holders of Shares who do not vote in favor of the Proposed Merger, subject to and in accordance with Section 262 of DGCL. A holder of Shares must properly perfect its right to seek appraisal under Delaware law in connection with the Proposed Merger in order to exercise appraisal rights. The value you would receive if you perfect appraisal rights could be more or less than the prices per Share to be paid in the Proposed Merger. See Section 11 for more information.

What are the U.S. federal income tax consequences of the Offer?

  •
  The receipt of cash by you in exchange for your Shares pursuant to the Offer or the proposed second step merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, capital gain or loss equal to the difference between your adjusted tax basis in the Shares surrendered and the amount of cash you receive for those Shares. You should consult your tax advisor on the tax implications of tendering your Shares. See Section 5 for more information.

What is the market value of my Shares as of a recent date?

  •
  The proposed price of $42.00 per Share represents an approximate 67% premium over the Company's closing price on November 3, 2006 ($25.18 per Share), the trading day immediately preceding the filing of BMCA's Schedule 13D announcing its beneficial ownership of more than 10% of the Shares and the Company's announcement of its sale process. You should obtain a recent quotation for your Shares before deciding whether or not to tender. See Section 6 for more information.

Whom can I call with questions?

  •
  You can call D. F. King & Co., Inc., our Information Agent, at (212) 269-5550 or (888) 628-9011 or Bear, Stearns & Co. Inc., our Dealer Manager, at (212) 272-5112 or (877) 696-BEAR with any questions you may have.

To the Holders of Shares of Common Stock of ElkCorp:

INTRODUCTION

        BMCA Acquisition Sub Inc. (including any successor thereto, the "Purchaser"), a Delaware corporation, a wholly-owned subsidiary of BMCA Acquisition Inc. ("Parent"), which is a wholly-owned subsidiary of Building Materials Corporation of America ("BMCA"), hereby offers to purchase all the outstanding shares of common stock, par value $1.00 per share (the "Common Stock" or the "Shares"), of ElkCorp, a Delaware corporation (the "Company" or "Elk"), and the associated Series A Participating Preferred Stock purchase rights (the "Rights"), at a price of $42.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

        Currently, BMCA beneficially owns approximately 10% of the issued and outstanding Shares. On November 2, 2006, shortly after the acquisition of such Shares, Robert B. Tafaro, the Chief Executive Officer and President of BMCA, called Thomas D. Karol, Chairman of the Board and Chief Executive Officer of Elk to discuss BMCA's interest in a business combination between Elk and BMCA. During a call held on November 5, 2006, Elk informed BMCA that there was an on-going sale process that had been underway for some time. Although BMCA was never contacted as part of this process, Elk stated that BMCA would now be invited to participate and, subject to the execution of a standard confidentiality agreement, would be given access to the confidential information other bidders had received. Elk further indicated that it was expecting to complete the process by the end of November.

        A confidentiality and standstill agreement was provided by Elk shortly after the November 5th call. The agreement contained restrictions which BMCA believed would have unreasonably tied BMCA's hands and prevented it from communicating an offer to the Board of Directors of Elk (the "Company Board" or the "Elk Board") or to stockholders in the event that Elk terminated its process prematurely or preferred a bidder who could not deliver as much value as BMCA. BMCA believed these provisions to be onerous and unreasonable in light of its significant investment in Elk.

        Over the next several weeks, BMCA and its advisors attempted to negotiate the confidentiality and standstill agreement with Elk and its advisors. Elk continued to insist that BMCA agree to an overly restrictive standstill and showed little or no flexibility in negotiating the standstill provisions. BMCA made clear that it preferred to receive confidential information, but reiterated that it could not enter into what BMCA believed was an onerous and unreasonable standstill. On November 15, 2006, without the benefit of Company confidential information, BMCA made an acquisition proposal to Elk pursuant to which BMCA offered to pay $35.00 per Share cash consideration for all outstanding Shares and indicated that it hoped to increase its offer price if given access to confidential information provided to other bidders.

        On Monday, December 11, 2006, BMCA announced that it had obtained committed financing from Deutsche Bank and Bear Stearns sufficient to fund the full price of the acquisition. During that week, BMCA again contacted Elk and UBS, investment bankers for Elk, on multiple occasions to seek guidance as to how Elk wished BMCA to proceed with its proposal. On Tuesday, December 12, 2006, UBS informed BMCA that its merger proposal was scheduled to be considered at an Elk Board Meeting on December 13th and that UBS would be in a position to provide BMCA with guidance in a call immediately after the meeting. UBS and Elk did not provide any guidance or return BMCA's calls following the Board Meeting.

        On December 17, 2006, BMCA sent Elk a letter reiterating its offer and indicating its intention to commence a tender offer. On the morning of December 18, 2006, Elk's legal counsel emailed BMCA at approximately 4 a.m. seeking to persuade BMCA to defer making its tender offer. Later that morning, without notice to BMCA and without affording it an opportunity to increase its offer, Elk announced that it had entered into a definitive agreement with affiliates of The Carlyle Group to acquire Elk in a leveraged buyout involving management participation at $38.00 per Share in cash. During the evening of December 18, 2006, BMCA submitted a letter to the Elk Board announcing its intention to commence a tender offer providing $40.00 net per Share cash consideration for all outstanding Shares. When Elk did not respond to this offer, BMCA launched its tender offer on December 20, 2006.

        Pursuant to Elk's expressed interest in a negotiated merger, on December 24, 2006, counsel to BMCA delivered a draft merger agreement to Elk's counsel, which was superior to the Carlyle merger agreement in both timing and price and, BMCA believes, was at least as strong as the Carlyle agreement with regard to every other provision. BMCA reiterated its request for access to reasonable due diligence information that was, at the very least, substantially the same as the due diligence provided to other bidders. Finally, after almost two months of negotiations, BMCA and Elk entered into a confidentiality and standstill agreement on December 29, 2006, in which Elk agreed to provide such due diligence. Even with this agreement, the due diligence process was frustratingly slow and continued to be managed by Elk's Chief Executive Officer who will be a participant in the competing Carlyle transaction.

        On January 8, 2007, Elk filed its Schedule 14D-9 (the "Schedule 14D-9"), in which it recommended that its stockholders reject BMCA's $40 per Share offer and made numerous inaccurate statements with respect to the offer. On January 9, 2007, BMCA sent a letter to the Special Committee of the Elk Board responding to those inaccuracies and reiterating its commitment to work towards a negotiated transaction.

        On Friday January 12, 2007, after substantial discussions, representatives of BMCA communicated to Elk's counsel that BMCA would be sending a revised draft merger agreement and revised financing commitment letters reflecting compromises resulting from the considerable negotiations that had occurred between Elk's and BMCA's advisors. The revised financing commitments, disclosed in connection with this Offer, are now in the form Elk requested.

        During the holiday weekend of January 13, 2007, representatives of Elk and BMCA and their advisors had various discussions regarding due diligence and the contents of BMCA's revised proposal. On Tuesday, January 16, 2007, without contacting BMCA regarding its revised proposal, Elk attempted to prematurely terminate its auction by announcing that it had amended its merger agreement with affiliates of The Carlyle Group such that those affiliates would now pay $40.50 per Share and would launch a tender offer on January 18, 2007. In addition, on January 16, 2007, Elk terminated BMCA's access to due diligence. Counsel to BMCA informed Elk's counsel on that same day that BMCA was considering whether it would increase its offer, and expressed BMCA's interest in completing the already commenced diligence with that goal in mind.

        BMCA received no response to that request and decided, consistent with the two-step transaction structure in the merger agreement that BMCA has been negotiating with Elk, to have the Purchaser make this Offer directly to the Company's stockholders.

        This tender offer is not conditioned on due diligence and provides Elk stockholders the opportunity to realize higher value for their Shares than the Carlyle agreement. The Offer is, however, subject to a number of conditions that would be narrowed or eliminated if BMCA is allowed to complete due diligence and deliver an effective negotiated merger agreement.

        In connection with the filing of the Offer, BMCA sent a letter to Elk's Special Committee in which it urged that the due diligence process be resumed so as to enable the Purchaser to release various conditions to its Offer, which it will do upon satisfactory completion of due diligence.

        The purpose of the Offer is for BMCA, through the Parent and the Purchaser, to acquire control of Elk. If the Offer is consummated, the Parent intends to have Elk consummate the second step merger with the Purchaser (the "Proposed Merger"), as soon as practicable after consummation of the

Offer, pursuant to which each then outstanding Share (other than Shares beneficially owned by BMCA) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest.

        BMCA is a leading national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. BMCA also manufactures specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. BMCA was incorporated under the laws of Delaware in 1994. Each of the Parent and the Purchaser was incorporated under the laws of Delaware in 2006. The Purchaser is affiliated with Heyman Investment Associates Limited Partnership ("HIA") through Samuel J. Heyman. Mr. Heyman is the sole general partner of HIA and of Heyman Holdings Associates Limited Partnership, the Purchaser's indirect parent.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 7 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser under the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Tendering stockholders who own their Shares through Elk's Employee Stock Ownership Plan (the "ESOP") must complete a Trustee Direction Form and deliver such form to the Trustee of the ESOP. The Trustee of the ESOP will then tender Shares, as directed, directly to the Depositary. BMCA will pay all charges and expenses of Bear, Stearns & Co. Inc., as dealer manager (the "Dealer Manager"), The Bank of New York, as depositary (the "Depositary") and D. F. King & Co., Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 for more information.

        There are substantial conditions to consummation of the Offer, among them the Section 203 Condition, the Rights Condition and the Article Thirteenth Condition. If Elk's Board of Directors opposes the Offer, certain provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and Elk's Restated Articles of Incorporation (as amended, the "Charter") and By-Laws (as amended, the "By-Laws") would affect the Purchaser's ability to obtain control of Elk and to effect the Proposed Merger.

        The timing and details of the consummation of the Offer and the Proposed Merger depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and most importantly, actions of the Elk Board. Although the Purchaser intends to have Elk consummate the Proposed Merger as soon as practicable after consummation of the Offer, because the Proposed Merger must be approved by the Elk Board, the Proposed Merger could be delayed for a substantial period of time if the Elk Board refuses to approve the Proposed Merger, or if a majority of the members of the Elk Board refuse to resign in favor of designees of the Purchaser. There can be no assurance that the Purchaser will be able to consummate the Offer or, if the Offer is consummated, that the Purchaser will be able to effectuate the Proposed Merger. See below and Section 14 for more information.

        THE SATISFACTION OF THE PRINCIPAL CONDITIONS TO THE OFFER (EXCEPT FOR THE MINIMUM TENDER CONDITION) IS WITHIN THE CONTROL OF THE ELK BOARD. UNLESS THE ELK BOARD ACTS TO REMOVE THE IMPEDIMENTS TO THE CONSUMMATION OF THE OFFER, THE PURCHASER WILL NOT BE ABLE TO CONSUMMATE THE OFFER.

        THE PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE WITH ELK WITH RESPECT TO THE BUSINESS COMBINATION BETWEEN THE PURCHASER AND ELK. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE (AS DEFINED HEREIN)) UPON ENTERING INTO A MERGER AGREEMENT WITH ELK, OR TO NEGOTIATE A MERGER AGREEMENT WITH ELK. SUCH A MERGER AGREEMENT COULD INVOLVE, AMONG OTHER POSSIBILITIES, TERMINATING THE OFFER AND

CONVERTING THE SHARES, UPON CONSUMMATION OF SUCH MERGER, INTO CASH AND/OR OTHER CONSIDERATION IN SUCH AMOUNTS AS ARE NEGOTIATED BY THE PURCHASER AND ELK.

        The Offer does not constitute a solicitation of proxies for any meeting of Elk's stockholders. Any such solicitation by the Purchaser or any of its affiliates would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Certain Conditions to the Offer

        The Offer is subject to the fulfillment of certain conditions, including the following:

        Minimum Tender Condition.    Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares of the Company that, when added to the Shares already beneficially owned by BMCA, shall constitute a majority of the Shares outstanding on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, warrants, or rights (other than the Rights)) (the "Minimum Tender Condition").

        As of the date hereof, the Purchaser's affiliate, HIA, owns 2,123,799 Shares and the Purchaser owns one Share. According to the Schedule 14D-9, as of January 5, 2007, there were (i) 20,624,468 Shares issued and outstanding, (ii) 1,339,999 Shares issuable under outstanding stock options and (iii) 581,700 Shares subject to outstanding performance share awards. Based on the foregoing and assuming that (a) no Shares are issued, required to be issued, or acquired by the Company after January 5, 2007 (other than as described in clause (d) below), (b) no options were granted or expire after January 5, 2007, (c) no performance share awards were granted after January 5, 2007, (d) all 1,339,999 Shares subject to issuance under the Company's stock option plan are issued at or prior to the consummation of the Offer and (e) all 581,700 Shares subject to outstanding performance share awards are issued at or prior to the consummation of the Offer, there would be 22,546,167 Shares outstanding immediately following consummation of the Offer, and, as a result, the Minimum Tender Condition would be satisfied if the Purchaser acquired 9,149,284 Shares in addition to the 2,123,800 Shares already beneficially owned by BMCA.

        Section 203 Condition.    Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its reasonable discretion, that Section 203 of the DGCL will not prohibit for any period of time, or impose any stockholder approval requirement with respect to, the Proposed Merger or any other "Business Combination" (as defined in the DGCL) involving the Company and the Purchaser or any of its affiliates (the "Section 203 Condition").

        Section 203 of the DGCL prohibits, for a three-year period following the time that a stockholder becomes a holder of 15% or more of a corporation's outstanding voting stock, certain types of transactions (including mergers or consolidations; sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; issuances or transfers by a corporation of any stock of the corporation which would have the effect of increasing the stockholder's proportionate share of the stock of any class or series of the corporation; and other transactions listed therein) between the corporation and the 15% stockholder unless certain conditions are met. These conditions include: (i) if the proposed transaction or series of transactions by which the 15% stockholder became such is approved by the board of directors of the corporation prior to the date the stockholder became a 15% stockholder, or (ii) if, upon consummation of the transaction or series of transactions whereby the stockholder became a 15% stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to the shares owned by the corporation's officers and directors or shares owned through certain employee stock plans.

        "Business Combinations", as such term is defined under Section 203, are also permitted during the three-year period following the time that a stockholder becomes a holder of 15% or more of a corporation's outstanding voting stock if approved by the corporation's board of directors and, at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the 15% stockholder.

        A corporation, by action of its board of directors, may adopt an amendment to its bylaws, electing not to be governed by Section 203, which amendment may not be further amended by the board of directors. In addition, the corporation, by action of its stockholders, may adopt an amendment to its charter or bylaws, electing not to be governed by Section 203, provided that such amendment must be approved by a majority of the shares entitled to vote. With respect to the latter situation, such amendment will be effective immediately in the case of a corporation that (i) has never had a class of voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders; and (ii) has not elected to be governed by Section 203 in its charter. In all other cases, such amendment will not be effective until 12 months after the adoption of such amendment and will not apply to any Business Combination between the corporation and any "Interested Stockholder" (as defined in the DGCL) on or prior to such adoption. A bylaw amendment adopted pursuant to this section may not be further amended by the board of directors.

        The Purchaser believes that it, together with its affiliates, would collectively be deemed to be an "Interested Stockholder" for purposes of the DGCL upon consummation of the Offer (unless it acquired in excess of 85% of the outstanding Common Stock) and that, accordingly, unless the Company Board acts to exempt the Offer and the Proposed Merger from Section 203 of the DGCL prior to consummation of the Offer or the Company's charter or bylaws are amended in accordance with the conditions described above, the DGCL would prohibit consummation of the Proposed Merger for a period of three years.

        The Company Board can satisfy the Section 203 Condition by adopting a resolution providing that the Company will not be subject to Section 203 of the DGCL or that the Proposed Merger would be exempt therefrom. The Purchaser believes that the Company Board should adopt such a resolution and hereby requests that they do so. If the Company Board does not exempt the Company or the Proposed Merger from Section 203 of the DGCL, it is likely that the Section 203 Condition will not be satisfied and it is likely that the Purchaser will not consummate the Offer because it will be unable to consummate the Proposed Merger, unless the number of Shares tendered, in conjunction with the Shares beneficially owned by the Purchaser, equals at least 85%.

        The Purchaser also reserves its right to challenge the applicability of Section 203 of the DGCL to the Company and/or the validity of any purported application thereof in order to remove this impediment to the consummation of the Offer.

        Rights Condition (Poison Pill).    Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its reasonable discretion, that the Rights issued under the Company's Shareholder Rights Plan are invalid or otherwise inapplicable to the Offer and the Proposed Merger or the Rights having been redeemed by the Company Board (the "Rights Condition").

        The Rights Condition is significant to the Offer because if the Purchaser were to purchase Shares under the Offer and the Rights were triggered by such purchase, each Right would entitle its holder, other than the Purchaser and its affiliates or associates, to purchase, upon payment of the applicable exercise price, preferred stock of the Company or Common Stock of the Company at a discount. If after a triggering event the Company merges, consolidates or engages in a similar transaction in which the Company does not survive, each Right-holder would also have the right to buy discounted stock in the surviving entity. Any of these circumstances would result in the Purchaser suffering unacceptable dilution of its interest in the Company.

        Shortly after the Company was informed by BMCA that it had acquired beneficial ownership of more than 10% of the Company's Common Stock, the Company amended its Shareholder Rights Plan to decrease, from 15% to 10%, the percentage of beneficial ownership of the Company's Common Stock that triggers the separation of the Rights from the Common Stock and the exercisability thereof.

        Until the occurrence of certain triggering events, the Rights are represented by, and trade in tandem with, the Common Stock. As amended, the Company's Shareholders Rights Plan provides that the Rights separate from the Common Stock and become exercisable upon either (i) the close of business on the tenth day after the first date of public announcement that a person or group has acquired beneficial ownership of 10% or more of the Company's Common Stock (or, for persons having beneficial ownership of 10% or more of the Shares as of November 5, 2006, the time that such person acquires beneficial ownership of additional Shares after November 5, 2006), or (ii) the close of business on the tenth day after a tender or exchange offer has been launched by any person or group unaffiliated with the Company and who, by virtue of consummating the tender or exchange offer, would acquire beneficial ownership of 10% or more of the Company's Common Stock (or, for persons having beneficial ownership of 10% or more of the Shares as of November 5, 2006, would result in such person acquiring beneficial ownership of additional Shares after November 5, 2006) (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"). Once the Rights have separated from the Common Stock, if the Company merges, consolidates or engages in a similar transaction in which the Company does not survive, each Right would entitle its holder to purchase discounted stock in the surviving entity.

        The Company Board may amend or supplement the Company's Shareholder Rights Plan at any time prior to the time that any person or group becomes an "Acquiring Person," meaning the person has become the beneficial owner of 10% or more of the Company's Common Stock, or, for persons having beneficial ownership of 10% or more of the Shares as of November 5, 2006, the person acquires any additional Shares. The Company Board may also, at its option, redeem all of the outstanding Rights at a price of $0.01 per Right so long as no person or group has become an Acquiring Person. In connection with the Offer, unless the Company's Shareholder Rights Plan is amended or otherwise rendered inapplicable to the Offer, or the Rights have been redeemed, either of which is in the complete discretion of the Company Board, stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of the Shares. If the Distribution Date does not occur before the Expiration Date, a tender of Shares in this Offer will automatically constitute a tender of the associated Rights. If the Distribution Date has occurred, the certificates representing the Rights will have to be tendered along with the certificates evidencing the Shares tendered.

        At its meeting on January 7, 2007, the Company Board took action, as permitted by the Company's Shareholder Rights Plan, to postpone the Distribution Date. Until the Distribution Date, the Rights will continue to be evidenced by the certificates for the Shares, and the Rights will be transferable only in connection with the transfer of the associated Shares.

        The Company Board can satisfy the Rights Condition by amending the Company's Shareholder Rights Plan to render the Rights inapplicable to the Offer and the Proposed Merger or by acting to redeem the Rights. The Purchaser believes that the Company Board should take such action or make such amendment and hereby requests that they do so. If the Company Board does not act to make the Company's Shareholder Rights Plan inapplicable to the Offer and Proposed Merger, the Purchaser would suffer unacceptable dilution of its interest in the Company were the Purchaser to purchase Shares under the Offer and it is likely that the Purchaser would not consummate the Offer.

        Article Thirteenth Condition.    Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its reasonable discretion, that the Offer and the Proposed Merger have been approved for purposes of Article Thirteenth of the Charter, or that the provisions of Article Thirteenth are otherwise inapplicable to the Offer and the Proposed Merger (the "Article Thirteenth Condition").

        Pursuant to Article Thirteen of the Charter, the Purchaser will become a "Related Person" at the time it acquires more than 20% of the outstanding common stock. Once it is a Related Person, any "Business Combination" between the Company and the Purchaser or its affiliates must be approved by the affirmative votes of (i) the holders of not less than 80% of the outstanding Shares, and (ii) the affirmative vote of the holders of not less than 67% of the outstanding Shares held by persons other than the "Related Person."

        The 80%/67% voting restrictions applicable to a Related Person will not be triggered by the following situations:

  (1)
  The continuing directors of the Company have, by a 2/3 vote, either expressly approved (in advance) the acquisition of outstanding shares of Common Stock that caused the Related Person to become a Related Person, or have approved the Business Combination, if at the time of such approval the continuing directors were a majority of the Board; or

  (2)
  The Business Combination is a merger or consolidation for which a proxy statement (complying with the Exchange Act) is to be mailed to the stockholders of the Company for the purpose of soliciting their approval for the transaction, and the following two conditions are met: (A) the cash or fair market value of the consideration to be received by the Company's stockholders is not less than the higher of the highest price per share of Common Stock paid by the Related Person in acquiring any of the Company's Common Stock or the market price of the Common Stock valued as of the latest practicable date prior to the mailing of the proxy statement; and (B) the proxy statement mailed to stockholders meets certain criteria, including the recommendation (whether positive or negative) of the Company Board and the opinion of a reputable financial advisor.

        The Company Board can satisfy the Article Thirteenth Condition by adopting a resolution approved by more than 2/3 of the directors of the Company approving the acquisition of additional Shares by the Purchaser pursuant to this Offer to Purchase and the Proposed Merger. The Purchaser believes that the Company Board should adopt such a resolution and hereby requests that they do so. If the Company Board does not authorize the acquisition of Shares pursuant to this Offer to Purchase, it is likely that the Article Thirteenth Condition will not be satisfied and it is likely that the Purchaser will not consummate the Offer because it will be unable to consummate the Proposed Merger.

        CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER. SEE SECTIONS 1, 11 AND 14 FOR MORE INFORMATION.

        THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING. SEE SECTION 12 FOR MORE INFORMATION.

        If the Offer is not consummated, the Purchaser may acquire Shares through, among other things, open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. The Purchaser also reserves the right to dispose of Shares.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.     TERMS OF THE OFFER; EXPIRATION DATE.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, February 14, 2007, unless and until the Purchaser, in its sole discretion, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by the Purchaser, will expire.

        The Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Section 203 Condition, the Rights Condition, the Article Thirteenth Condition and all the other conditions set forth in Section 14. The Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive the Minimum Tender Condition or any other condition of the Offer. If the Minimum Tender Condition or any of the other conditions set forth in the Introduction or Section 14 has not been satisfied by 12:00 Midnight, New York City time, on Wednesday, February 14, 2007 (or any other time then set as the Expiration Date), the Purchaser may elect to:

          (1)   extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

          (2)   subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the expiration of the Offer; or

          (3)   terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

        The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares, as described in Section 4.

        Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to:

          (1)   terminate or amend the Offer if any of the conditions referred to in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in Section 14; or

          (2)   waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

        If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the Purchaser's ability to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), the Purchaser currently intends to make announcements regarding the Offer by issuing a press release.

        If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In contrast, a minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Shares.

        IF, ON OR BEFORE THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL STOCKHOLDERS WHOSE SHARES ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED BEFORE THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

        Under Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of between three business days and 20 business days in length after the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, after completion of the first purchase of Shares in the Offer, during which stockholders would be able to tender Shares not tendered in the Offer.

        During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and the Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things:

          (1)   the initial 20-business day period of the Offer has expired,

          (2)   the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer,

          (3)   the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration,

          (4)   the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and

          (5)   the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

        If the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

        THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER. UNDER RULE 14d-7(a)(2) UNDER THE EXCHANGE ACT, IN THE EVENT THAT THE PURCHASER SUBSEQUENTLY ELECTS TO INCLUDE A SUBSEQUENT OFFERING PERIOD, NO WITHDRAWAL RIGHTS WOULD APPLY TO SHARES TENDERED DURING SUCH SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS WOULD APPLY DURING SUCH SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

        A request is being made to the Company under Rule 14d-5 of the Exchange Act and under Section 220(b) of the DGCL for use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser. Alternatively, if the Company so elects, the materials will be mailed to stockholders by the Company.

        If any tendered Shares are not purchased under the Offer for any reason, or if share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility (as defined below)), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

        The Purchaser reserves the right to transfer or assign to one or more of the Purchaser's affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.     ACCEPTANCE FOR PAYMENT AND PAYMENT.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), as soon as practicable after the Expiration Date the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn on or prior to the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the reasonable discretion of the Purchaser. See Introduction and Section 14 for more information. The Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions discussed in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in Section 14.

        In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

          (1)   the share certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares (if such procedure is available), into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3;

          (2)   the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

          (3)   any other documents required by the Letter of Transmittal.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

        Consistent with federal law, shares properly tendered and not properly withdrawn by the Trustee of the Company's Employee Stock Ownership Plan (the "ESOP") on behalf of the participants in the ESOP may not be accepted for purchase depending on the market price of the Company's Common Stock on the date Shares are accepted and paid for under this Offer to Purchase. On such date, the Offer Price, $42.00 per Share, must be equal to or greater than the market price of the Company's Shares on the New York Stock Exchange, Inc. ("NYSE") in order for the Purchaser to purchase Shares properly tendered and not properly withdrawn by the Trustee of the ESOP. If the Offer Price is less than the market price, no Shares tendered by the Trustee on behalf of the participants in the ESOP may be accepted and purchased by the Purchaser. If applicable, those certificates for unpurchased shares will be returned promptly after the expiration of the Offer and without expense to the Trustee.

3.     PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

        Valid Tender of Shares.    Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either

          (1)   on or prior to the Expiration Date, (a) share certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of such addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of such addresses, or

          (2)   the guaranteed delivery procedures set forth below must be followed.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Company Employee Stock Ownership Plan.    In order for Shares to be tendered from the ESOP, stockholders must complete the Trustee Direction Form to tender some or all of the Shares allocated to their account in accordance with the form's instructions and the separate letter to the participants in the ESOP and return it to the Trustee of the ESOP by the deadline. All documents furnished to stockholders generally in connection with the Offer will be made available to stockholders who intend to tender from the ESOP. Such stockholders may not use the Letter of Transmittal to direct the tender of Shares held under the ESOP, but instead, must use the Trustee Direction Form included with the separate instruction letter. If such stockholders also hold Shares outside of the ESOP, then they must use the Letter of Transmittal to tender Shares held outside of the ESOP and must complete the Trustee Direction Form for Shares held under the ESOP. The Trustee Direction Form must be received by the Trustee no later than three business days prior to the Expiration Date, or no Shares allocated to their account will be tendered. Consistent with federal law, Shares tendered by the Trustee on behalf of the participants in the ESOP may not be accepted and purchased by the Purchaser if the tender offer price is less than the market price of the Company's stock on the NYSE on the date Shares are accepted and paid for under this tender offer. If the tender offer price is greater than or equal to the market price, then the tendered Shares will be eligible to be accepted and purchased by the Purchaser subject to the terms and conditions in this Offer to Purchase.

        Book-Entry Transfer.    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant with the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this

Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

        REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

          (1)   the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or

          (2)   such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions").

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 6 to the Letter of Transmittal for more information. If the share certificates representing the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal for more information.

        If the share certificates representing the Shares are forwarded separately to the Depositary, such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

        Guaranteed Delivery.    If a stockholder desires to tender Shares under the Offer and such stockholder's share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1)   such tender is made by or through an Eligible Institution;

          (2)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (3)   within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery (a) share certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and

  (c) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary, by facsimile transmission, or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of:

          (1)   share certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares, and

          (2)   a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when share certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  Backup U.S. Federal Income Tax Withholding

        See the discussion under the heading "Backup U.S. Federal Income Tax Withholding" in Section 5.

        Appointment as Proxy.    By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to (a) the Shares tendered by such stockholder and accepted for payment by the Purchaser and (b) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares. All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares. See Section 14 for more information.

        The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. See the Introduction, Section 14 and Section 17 for more information.

        Distribution of Rights.    Stockholders will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Absent action by the Company Board, the Distribution Date will occur prior to the Expiration Date. Unless and until the Distribution Date under the Company's Shareholder Rights Plan occurs, the Rights are represented by and transferred automatically with the

Shares. Accordingly, if the Distribution Date does not occur before the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If the Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If the Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such Rights certificates are distributed. The Purchaser reserves the right to require that it receive such certificates before accepting Shares for payment. If the Distribution Date has occurred, unless the Rights are redeemed before the Expiration Date, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. The Purchaser will not pay any additional consideration for the Rights tendered in this Offer. See Introduction and Section 11 for more information.

        Determination of Validity.    All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

        The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Other Requirements.    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.     WITHDRAWAL RIGHTS.

        Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable. Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after March 19, 2007 (or such later date as may apply if the Offer is extended). If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be binding on all parties. None of the Purchaser or any of its affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        The Purchaser does not currently intend to provide a Subsequent Offering Period following the Offer. In the event that the Purchaser subsequently elects to provide a Subsequent Offering Period, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

        Participants in the ESOP who wish to withdraw their Shares must submit a new Trustee Direction Form indicating the withdrawal. However, the new Trustee Direction Form will only be effective if it is received by the Trustee of the ESOP by 12:00 Midnight, New York City time, Friday, February 9, 2007, three business days before the expiration of the Offer on February 14, 2007. Upon timely receipt of the new Trustee Direction Form, the old instructions will be deemed canceled. If such participants wish to later re-tender their Shares under the ESOP, then another, new Trustee Direction Form must be received by the Trustee by 12:00 Midnight, New York City time, three business days before the expiration of the Offer. While a participant may change its instructions as frequently as such participant desires pursuant to the procedure in this section, any changes to the participant's instructions must be received by the Trustee of the ESOP by 12:00 Midnight, New York City time, three business days before the Expiration Date in order to be effective.

5.     CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

        The following is a general discussion of certain material U.S. federal income tax consequences of the Offer and the Proposed Merger. This discussion is limited to stockholders who hold their Shares as capital assets for U.S. federal income tax purposes (the "Stockholders"). This discussion considers neither the specific facts and circumstances that may be relevant to a particular Stockholder nor any U.S. state and local or non-U.S. tax consequences of the Offer or the Proposed Merger. This discussion does not address the U.S. federal income tax consequences to a Stockholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Moreover, this discussion does not address special situations, such as the following:

  •
  tax consequences to Stockholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or "financial services entities," insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax consequences to persons holding Shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

  •
  tax consequences to partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or to persons who hold Shares through a partnership or similar pass-through entity.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partners are urged to consult their tax advisors. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

        STOCKHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE PROPOSED MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

  In General.

        The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes and, as a result, a Stockholder will recognize gain or loss equal to the difference between the amount of cash received in connection with the Offer or the Proposed Merger and the aggregate adjusted tax basis in the Shares tendered by such stockholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss recognized by such stockholder will be a capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. The use of capital losses for U.S. federal income tax purposes is limited.

  Backup U.S. Federal Income Tax Withholding.

        Under U.S. federal income tax laws, payments made in connection with the Offer and the Proposed Merger may be subject to "backup withholding" at a rate of 28% unless a stockholder holding Shares:

  •
  timely provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or

  •
  is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

        To prevent backup withholding on payments made in connection with the Offer or the Proposed Merger, each stockholder must timely provide the Depositary with his or her correct taxpayer identification number and certify under penalties of perjury that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Stockholders of the Company should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption. See Instruction 9 and the section entitled "Important Tax Information" of the Letter of Transmittal for more information. Backup withholding is not an additional tax. Any amounts withheld from a stockholder under the backup withholding rules described above will be allowed a refund or a credit against such stockholder's U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

  Company Employee Stock Purchase Plan

        The exchange of Shares for cash by the Trustee of the ESOP for participants in the ESOP will not be a taxable transaction for federal income tax purposes for either the ESOP or for the participants. A subsequent distribution in cash from the ESOP to the participants will be taxable in full as ordinary income to the participants.

6.     PRICE RANGE OF THE SHARES.

        The Shares are listed and traded principally on the NYSE under the symbol "ELK." The following table sets forth, for the periods indicated, the reported high and low closing prices for the Shares on the NYSE as reported by Bloomberg, L.P.:

	High	Low
2004-2005:
First Quarter	$28.00	$20.25
Second Quarter	34.79	25.96
Third Quarter	40.64	31.75
Fourth Quarter	38.20	26.35
2005-2006:
First Quarter	36.83	28.39
Second Quarter	35.99	30.41
Third Quarter	36.88	32.67
Fourth Quarter	34.56	26.67
2006-2007:
First Quarter	29.27	23.47
Second Quarter	41.53	25.06
Third Quarter (through January 17, 2007)	41.44	39.50

        On November 3, 2006, the last full trading day prior to BMCA's filing of its Schedule 13D and the Company's announcement of its sale process, the closing price per Share as reported on the NYSE was $25.18 per share. On January 17, 2007, the last full trading day prior to the commencement of the Offer, the closing price per share on the NYSE was $41.21 per share. According to the Company Form 10-K, as of July 31, 2006, the number of holders of record of the Shares was 880.

  Stockholders are urged to obtain a current market quotation for the Shares.

7.     EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION.

        NYSE Listing.    The purchase of Shares under the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (1) the total number of holders of Shares fell below 400, (2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than

100,000 Shares, (3) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000, (4) the Company's average global market capitalization over a consecutive 30-trading-day period was less than $25 million, or (5) the average closing price per share was less than $1.00 over a consecutive 30-trading-day period. According to the Schedule 14D-9, as of January 5, 2007, there were 20,624,468 Shares outstanding. According to the Company Form 10-K, as of July 31, 2006, the outstanding Shares were held by 880 holders of record. If, as result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and /or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions, no longer applicable to the Company. See Section 11 for more information. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the NYSE.

8.     CERTAIN INFORMATION CONCERNING THE COMPANY.

        The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of the Purchaser, its affiliates, the Dealer Manager, the Information Agent or the Depositary has received any representations from the Company regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of the Purchaser, its affiliates, the Dealer Manager, the Information Agent or the Depositary generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning the Company. None of the Purchaser, its affiliates, the Dealer Manager, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, its affiliates, the Dealer Manager, the Information Agent or the Depositary, except to the extent required by law.

        According to the Form 10-K, the Company was incorporated in the State of Delaware in 1965. The principal executive office of the Company is located at 14911 Quorum Drive, Suite 600, Dallas, Texas 75254-1491 and its telephone number is (972) 851-0500. The Company is a manufacturer of premium roofing products and composite building products, including laminated fiberglass asphalt shingles. The Company's primary focus centers on three building products platforms: Premium Roofing Products, Composite Building Products and Specialty Fabric Technologies. It maintains one additional segment, Surface Finishes, which includes hard chrome and other finishes designed to extend the life of steel machinery components operating in abrasive environments.

        The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Copies of many of the items filed with the Commission and other information concerning the Company are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

9.     CERTAIN INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES.

        The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The Purchaser was incorporated under the laws of Delaware in 2006. The principal offices of the Purchaser are located at 1361 Alps Road, Wayne, New Jersey 07470 and its telephone number is (973) 628-3000. The Purchaser is a wholly-owned subsidiary of the Parent.

        The Parent is a newly incorporated Delaware corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The Parent was incorporated under the laws of Delaware in 2006. The principal offices of the Parent are located at 1361 Alps Road, Wayne, New Jersey 07470 and its telephone number is (973) 628-3000. The Parent is a wholly-owned subsidiary of BMCA.

        The Purchaser and the Parent are affiliated with HIA, a Connecticut limited partnership, Samuel J. Heyman, a citizen of the United States of America ("Mr. Heyman"), BMCA, a Delaware Corporation, BMCA Holdings Corporation, a Delaware corporation ("BHC"), G-I Holdings Inc., a Delaware corporation ("G-I Holdings"), G Holdings Inc., a Delaware corporation ("G Holdings") and Heyman Holdings Associates Limited Partnership, a Connecticut limited partnership ("Heyman Holdings"). Mr. Heyman is the sole general partner of each of HIA and Heyman Holdings. Mr. Heyman beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3")) approximately 99% of G Holdings and controls G Holdings through his ownership of Heyman Holdings. G Holdings controls G-I Holdings. G-I Holdings controls BHC. BHC controls BMCA. BMCA controls the Parent. The Parent controls the Purchaser. HIA, Mr. Heyman, BMCA, BHC, G-I Holdings, G Holdings and Heyman Holdings are sometimes hereinafter collectively referred to as the "Purchaser Affiliates."

        HIA and Heyman Holdings each have their principal place of business at 333 Post Road West, Westport, Connecticut 06880. BMCA, G-I Holdings and G Holdings each have their principal place of business at 1361 Alps Road, Wayne, New Jersey 07470. BHC has its principal place of business at 300 Delaware Avenue, Suite 303, Wilmington, Delaware 19801. Mr. Heyman has his principal place of business at 667 Madison Avenue, 12th Floor, New York, New York 10021.

        HIA is an investment partnership. Heyman Holdings is an investment partnership whose business consists primarily of owning a control interest in G Holdings. The business of G Holdings consists primarily of owning 100% of the capital stock of G-I Holdings. The business of G-I Holdings consists primarily of owning 100% of the capital stock of BHC. The business of BHC consists primarily of owning the capital stock of BMCA. BMCA is a leading national manufacturer and marketer of a broad line of asphalt and polymer based roofing products and accessories for the residential and commercial roofing markets. BMCA also manufactures specialty building products and accessories for the professional and do-it-yourself remodeling and residential construction industries. Mr. Heyman is the general partner of HIA, the general partner of Heyman Holdings, a director and the Chief Executive Officer, President and Secretary of G Holdings and a director and the Chief Executive Officer, President and Secretary of G-I Holdings.

        Neither the Parent nor the Purchaser is subject to the informational filing requirements of the Exchange Act, and, accordingly, they do not file reports or other information with the Commission relating to their business, financial condition or other matters.

        BMCA is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports with the Commission relating to its public indebtedness. Such reports can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. BMCA's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

        The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of the Purchaser, the Parent and the Purchaser Affiliates are set forth in Schedule I hereto. None of the Purchaser, the Parent, the Purchaser Affiliates, or, to the best of their knowledge, any of the persons listed in Schedule I hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Purchaser, the Parent, the Purchaser Affiliates, or, to the best of their knowledge, any of the persons listed in Schedule I hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        The Purchaser's affiliate, HIA, owns 2,123,799 Shares and the Purchaser owns one Share, collectively representing approximately 10% of the number of outstanding shares of Common Stock. This percentage has been calculated based upon a total of 20,624,468 Shares issued and outstanding as reported by the Company in the Schedule 14D-9. The aggregate amount of funds used by HIA to purchase the 2,123,800 Shares owned by it (including the one Share subsequently transferred to BMCA and then contributed to the Purchaser) was approximately $55 million, including commission. The funds used to purchase the Shares were obtained by HIA from the working capital of HIA, funds of HIA from capital contributions of its partners and borrowings pursuant to standard margin arrangements. On December 19, 2006, HIA transferred one Share to BMCA. On January 17, 2007, BMCA contributed one Share to the Parent, who subsequently contributed one Share to the Purchaser. A description of all other transactions involving the Purchaser and its affiliates in Shares is attached as Schedule II of this Offer to Purchase.

        In a letter dated August 28, 2006 from Mr. Heyman, the general partner of HIA, to Robert Tafaro, the President and Chief Executive Officer of BMCA (the "August Letter"), Mr. Heyman agreed, upon BMCA's request, to sell any Shares of the Company owned by Mr. Heyman and his affiliates to BMCA at cost.

        In addition to the Shares held by HIA, David Harrison, a director of BMCA, beneficially owns 500 Shares. Neither BMCA nor HIA has the power to vote, direct the voting of, dispose of or direct the disposition of, the shares held by Mr. Harrison.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I and Schedule II hereto), (i) none of the Purchaser, the Parent or, to the knowledge of the Purchaser, any of the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) none of the Purchaser, the Parent or the Purchaser Affiliates, to the knowledge of the Purchaser, the Parent or the Purchaser Affiliates, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) none of the Purchaser, the Parent or, to the knowledge of the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the Commission between the Purchaser, the Parent or any of the Purchaser Affiliates or, to the knowledge of the Purchaser, the Parent or the Purchaser Affiliates, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Purchaser, the Parent or any of the Purchaser Affiliates or, to the knowledge of the Purchaser, the Parent or the Purchaser Affiliates, any of the persons listed in Schedule I hereto, on the one hand, and the Company or the Purchaser Affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.   BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

        As of the close of business on November 1, 2006, HIA, an affiliate of BMCA, had acquired 2,123,800 Shares, representing 10.36% of the outstanding Shares. HIA acquired the Shares to facilitate a possible business combination between the Company and BMCA.

        On November 2, 2006, Robert B. Tafaro, the Chief Executive Officer and President of BMCA, called Thomas D. Karol, Chairman of the Board and Chief Executive Officer of the Company, to relay that an affiliate of BMCA had acquired more than 10% of the outstanding Shares of the Company. Mr. Tafaro proposed that they meet in person to discuss a possible business combination between the Company and BMCA.

        On November 5, 2006, members of management of the Company and BMCA and their respective advisors had a call to discuss BMCA's interest in a business combination. During this call the Company confirmed that there was an on-going sale process that it expected to complete by the end of November 2006. BMCA expressed surprise that it had not been invited into the sale process at inception given the fact that BMCA believed that it would have had to be considered the Company's most logical strategic merger partner. Although the Company did not explain why BMCA had not been contacted, the Company did say BMCA would now be invited to participate in the sale process and, subject to the execution of a standard confidentiality agreement, BMCA would be given access to the confidential diligence materials that had been provided to other bidders.

        On November 6, 2006, BMCA submitted the following letter to Mr. Karol and the Company Board further indicating its interest in pursuing a business combination with the Company at an all cash price to be negotiated. BMCA filed the letter as an exhibit to its Schedule 13D.

  November 6, 2006

  Mr. Thomas D. Karol
  Chairman of the Board and Chief Executive Officer ElkCorp
  14911 Quorum Drive, Suite 600
  Dallas, Texas 75254-1491

  Dear Tom:

          As we advised you last week and again on our Sunday conference call, we have a strong interest in pursuing a business combination with Elk at an all cash price to be negotiated. We believe that a combination of our two companies provides Elk stockholders with the opportunity to realize full value for their shares because of the unique synergies that exist between our two businesses which are an excellent fit for each other. For this same reason, the combination will provide significant benefits to Elk customers and employees.

          As you know, in addition to the extremely difficult operating environment we in the roofing industry now confront—resulting from unprecedented asphalt costs, margin erosion, and excess inventories—the industry faces significant long-term challenges as well. It is now readily apparent that, in the last few years, aberrational demand from weather-related events temporarily obscured the impact of higher costs and slowing industry growth, especially in the maturing market for laminated shingles. In our view, consolidation is the only logical response to these conditions.

          We have always held Elk and its employees in the highest regard, having known each other as competitors, suppliers, and friends. In recent months, we have carefully studied this combination and believe that Elk and BMCA are uniquely complementary. The limited overlap among customers and distribution channels, as well as the geographic fit of our companies' respective facilities, offer an opportunity to enhance the combined company's competitive position by achieving economies of scale and improving our ability to respond to customer needs to a degree that would not be available to either company on a stand-alone basis or with any other partner.

          As a combined company, we would lead the industry as the lowest-cost roofing manufacturer in the country, able to deliver product quickly and efficiently to customers in every section of the country. Our customers would also benefit from access to the most comprehensive product offering in roofing, the industry's oldest and most developed contractor programs, and two of the industry's most trusted and respected brand names. Finally, bringing together our companies' world-class employees, who have driven exceptional innovation and strong historical growth at both our companies, will ensure that the combined company competes effectively in the marketplace whatever challenges we face going forward.

          We have invested a significant amount of time and money in the evaluation of a transaction between our companies. Since our companies have known each other for many years, we are quite familiar with your business, as we know that you are with ours. With your cooperation, after conducting reasonable confirmatory due diligence, we expect to be in a position to promptly provide an appropriate offer to you and your stockholders. As discussed on our conference call, we are willing, of course, to execute a customary confidentiality agreement. In addition, you should know that as a result of our discussions with lenders, we are confident that satisfactory financing for the transaction is readily available and our offer will not be subject to a financing contingency.

          Finally, you should be aware that we and our advisers have thoroughly considered the antitrust implications of this transaction, and we are highly confident that there will not be any antitrust impediments to completion. In that regard, we are filing today a Hart-Scott-Rodino notification with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

          We are sorry that the New York Marathon prevented our meeting in person yesterday, but we appreciated the opportunity to present our proposal by teleconference instead. I look forward to our continued discussions.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  P.S. I am enclosing a copy the 13D filing reflecting our Elk stake.

  Enclosure

  cc: The ElkCorp Board of Directors

        Shortly after the conference call on November 5, 2006, BMCA was provided with the Company's confidentiality and standstill agreement. The agreement contained restrictions which BMCA believed would have unreasonably tied its hands and prevented it from communicating an offer to the Company Board or to stockholders in the event that the Company terminated its process prematurely or preferred a bidder who could not deliver as much value as BMCA. BMCA believed these provisions to be onerous and unreasonable in light of its significant investment in the Company. The advisors of BMCA attempted to reach a compromise with the Company's advisors, but the Company's advisors stated that the Company had no flexibility.

        On November 13, 2006, members of management of the Company and BMCA met in Dallas, Texas. At the meeting, BMCA stated that it would not enter into the restrictive standstill agreement that was proposed by the Company. In addition, BMCA stated that while it preferred to receive confidential information, it was the Company's choice as to whether BMCA would bid with or without access to such confidential information. Following the meeting, on November 15, 2006, without the benefit of confidential information, BMCA submitted the following letter to the Company Board proposing a merger that would provide $35.00 per share cash consideration for all outstanding Shares, pursuant to which BMCA made clear that it hoped to be able to increase its offer price if given access to the confidential information provided to other bidders. BMCA filed the letter as an exhibit to its amended Schedule 13D.

  November 15, 2006

  Mr. Thomas D. Karol
  Chairman of the Board and CEO
  ElkCorp
  14911 Quorum Drive, Suite 600
  Dallas, TX 75254-1491

  Dear Tom:

          It was good meeting with you, your colleagues, and advisors on Monday evening in Dallas, and I appreciate your accommodating the meeting on such short notice.

          In response to your invitation to put our best foot forward, we want you to know that BMCA is prepared, based upon publicly available information, to enter into a merger agreement with Elk providing cash consideration for all outstanding Elk common shares of $35 per share. The merger would not be conditioned upon financing but would be subject to Hart-Scott-Rodino approval, the rescission of Elk's poison pill, and other customary conditions.

          As we have pointed out, we believe that BMCA is the highest and best merger partner for Elk given BMCA's leading position in the industry and the unique synergies which exist between our businesses. Because of our position in the industry, we are well aware of the significant benefits of a merger between our Companies as well as the difficult current operating environment and significant long term challenges we both now confront.

          Again, we are proceeding based upon publicly available information, and should Elk decide to share confidential information with BMCA, we would hope to see evidence of additional value that would enable BMCA to increase its price.

          BMCA's proposal provides a compelling opportunity for Elk stockholders to realize significant value for their shares in an all cash transaction with no significant regulatory hurdles anticipated. It should be noted that the proposed price represents an approximate 40% premium over Elk's closing price on November 3rd ($25.18 per share), the trading day immediately preceding BMCA's filing of its 13D and Elk's announcement of its sale process, and a meaningful premium over Elk's current trading price.

          As we provided you and your colleagues and advisers with a "heads up" at our Monday night meeting and again earlier today, we are proceeding along this line only after Elk and its advisors have chosen to exclude us from the on-going sale process because of their insistence that we enter into what we regard as an onerous standstill agreement. The proposed agreement would unreasonably tie BMCA's hands and prevent us under any circumstances from making an offer directly to stockholders.

          By way of background, in our teleconference on Sunday, November 5th, you agreed that Elk would include BMCA as part of its ongoing sale process and provide us, subject to a confidentiality agreement, with due diligence similar to that which Elk had already provided other bidders. You indicated further that the process had been underway for sometime and that you were expecting to complete it by the end of November. Parenthetically, we still do not understand why we were not invited into the sale process at inception given the fact that BMCA would have had to be considered Elk's most logical strategic merger partner.

          Shortly after the November 5th conference, your advisors provided BMCA with confidentiality and standstill agreements, the latter containing unreasonable demands concerning our Elk ownership position and BMCA's future course of action. By way of example, under Elk's proposed agreement, it could terminate the process and discussions with our Company for any reason at any time while preventing us, for a period of two years, from submitting our offer directly to Elk stockholders.

          In addition, under the Elk proposal, as your advisors have acknowledged, the Company reserved the right to change the rules of the process at any time, notwithstanding the fact that this could have the effect of creating an unlevel playing field—and all this while BMCA would be obligated to stand still. We had similar objections to other provisions which would operate to prevent us from submitting an offer to stockholders under other circumstances as well. Although we continued to seek throughout the past week a reasonable compromise, your advisors reiterated that your Company had little or no flexibility.

          At our meeting in Dallas on Monday night, we stated that we could simply not see our way clear, as a substantial Elk stockholder, to enter into the standstill agreement that your advisors had proffered. We further went on to indicate that it was Elk's choice as to whether BMCA would proceed as part of your process or outside the process while BMCA stated that it was its strong preference to participate in the process believing that course to be in the interests of both companies. Based upon Elk's decision, you and your advisors have left us no alternative but to proceed in this fashion.

          We reiterate our interest in a friendly transaction and remain open to any further discussion that you and your advisors wish to pursue.

  All the best.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  cc: Elk Board of Directors

        On November 16, 2006, the Company issued a press release in response to the above November 15, 2006 letter sent by BMCA, claiming falsely that BMCA indicated no willingness to compromise on the terms of the confidentiality and standstill agreement. Over the next several weeks, the Company, BMCA and their respective advisors from time to time attempted to negotiate the terms of the confidentiality and standstill agreement. The Company continued to insist on what BMCA believed was an overly restrictive standstill and showed little or no flexibility in negotiating the restrictive standstill provisions.

        On December 11, 2006, BMCA submitted the following letter to Mr. Karol and the Company Board reporting that it had obtained financing commitments from Deutsche Bank and Bear Stearns and that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act had expired. BMCA reiterated its interest in moving forward to promptly negotiate a definitive merger agreement and sought the Company's guidance on how to proceed. The letter was filed as an exhibit to its amended Schedule 13D.

  December 11, 2006

  Mr. Thomas D. Karol
  Chairman of the Board and CEO
  ElkCorp
  14911 Quorum Drive, Suite 600
  Dallas, TX 75254-1491

        Dear Tom:

          We wanted to update you and the Elk Board on the status of BMCA's merger proposal to provide cash consideration for all outstanding Elk common shares of $35 per share. We can now report that we have obtained financing commitments from Deutsche Bank and Bear Stearns sufficient to fund the full price of the transaction. In addition, as you know, we announced last Thursday that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act had expired.

          As we have previously pointed out, we believe that BMCA is the highest and best merger partner for Elk given BMCA's leading position in the industry and the unique synergies which exist between our businesses. We believe our $35 per share proposal provides a compelling opportunity for Elk stockholders to realize significant value for their shares in an all cash transaction. The price is approximately 40% above Elk's closing price on November 3rd ($25.18 per share), the trading day immediately preceding BMCA's filing of its 13D and Elk's announcement of its sale process.

          By way of recap, while we appear to be in substantial agreement on the terms of a confidentiality agreement, as we previously indicated in our letter of November 15th, we could not accept the standstill you proposed. The proposed standstill would have unreasonably tied our hands and prevented us from communicating an offer to the Board or stockholders in the event that you terminated your process prematurely or preferred a bidder who could not deliver as much value to Elk stockholders as we can.

          We trust that you and the Elk Board fully appreciate the seriousness of our proposal and that you will see fit to move forward with us to promptly negotiate a definitive merger agreement. We continue to believe that an expeditious process is in the best interests of Elk, its stockholders, customers and employees. BMCA stands ready and willing to complete this transaction, and we await your guidance as to how you wish us to proceed.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  cc: Elk Board of Directors

        On December 11, 2006, in addition to sending the above letter, Mr. Tafaro contacted Mr. Karol to reiterate the seriousness of BMCA's proposal and to again seek guidance as to how the Company wished BMCA to proceed with its proposal. Mr. Karol offered no guidance and instead told Mr. Tafaro that the Company was considering BMCA's proposal and that BMCA would have the Company's response "in a matter of days." BMCA never heard back from Mr. Karol.

        On Tuesday, December 12, 2006, representatives of BMCA also contacted UBS to seek guidance as to how the Company wished BMCA to proceed with its proposal. UBS informed BMCA that the Company had a board meeting scheduled for the next day (December 13, 2006) and that BMCA's proposal was one of the items on the agenda at that meeting. UBS said it would be in a position to provide guidance immediately following that meeting and that BMCA should expect a call from UBS after the meeting. Having not heard from UBS by Friday, December 15th, BMCA placed a second call to UBS which was not returned.

        On December 17, 2006, Mr. Tafaro sent the following letter to Mr. Karol and the Company Board announcing BMCA's intention to commence an offer to purchase all of the outstanding Shares at $35.00 per Share:

  December 17, 2006

  Mr. Thomas D. Karol
  Chairman of the Board and CEO
  ElkCorp
  14911 Quorum Drive, Suite 600
  Dallas, TX 75254-1491

  Dear Tom:

          We are today announcing that we will be commencing a tender offer for all outstanding Elk common shares at $35 per share. As you know, we have already received antitrust clearance and this offer is not conditional on financing.

          Tom, BMCA has been both open and direct in all its dealings with you, your colleagues, and outside advisors. Notwithstanding, Elk has refused to enter into discussions with us regarding our merger proposal or provide confidential information as it has with other bidders. Most recently, on Tuesday, December 12th, our representatives contacted your financial advisors, UBS, seeking guidance on how best to proceed. UBS informed us that BMCA's merger proposal was scheduled to be considered at an Elk Board meeting on December 13th and that they would be in a position to provide us with guidance in a call immediately after the meeting. Instead, we have heard nothing from your advisors, and they have since "gone off the air."

          You should know that, in light of the above, you have given us no choice but to take our offer directly to shareholders. Please be assured that we continue to stand ready to negotiate a definitive merger agreement directly with Elk, if it so chooses, and we believe this to be in the best interests of Elk, its shareholders and employees.

  All the best.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  cc: Elk Board of Directors

        At approximately 4 a.m., New York time, on December 18, 2006, the Company's counsel sent an email to BMCA seeking to persuade BMCA to defer making its tender offer. Later that morning, without notice to BMCA and without affording it an opportunity to increase its offer, the Company announced that it had entered into a definitive agreement with affiliates of The Carlyle Group to acquire the Company in a leveraged buyout involving management participation at $38.00 per Share in cash.

        During the evening of December 18, 2006, BMCA submitted the following letter to the Company Board announcing its intention to commence a tender offer providing $40.00 per Share cash consideration for all outstanding Shares instead of the $35.00 previously announced:

  December 18, 2006

  Board of Directors
  ElkCorp
  14911 Quorum Drive, Suite 600
  Dallas, TX 75254-1491

  Ladies and Gentlemen:

          This is to advise you that BMCA is raising its tender offer price from $35 to $40 per share cash consideration for all Elk shares.

          We were surprised and disappointed by your announcement today that you have agreed to a leveraged buyout for Elk involving management participation, as this was done without once contacting us regarding our proposal to buy Elk or providing an opportunity for BMCA to bid. As you know, BMCA advised Elk more than four weeks ago, on November 15th, that BMCA was in a position to consider increasing its $35 per share price. Finally, instead of encouraging BMCA to maximize the value of its offer, to add insult to injury, your advisors attempted, in a 3:49 AM email on Monday morning, to persuade us to defer making the tender offer to your shareholders that we had informed you about on Sunday night. How could these actions possibly be in the interests of Elk shareholders?

          While you have not communicated the details of your leveraged buyout, we trust that you have not agreed to anything that would prevent us from competing economically and in effect preclude a higher offer for your shareholders. Finally, our offer is obviously superior to the Elk leveraged buyout in both price and the fact that BMCA's offer is a tender offer, not subject to regulatory clearance, and, barring any undue delay on the part of Elk, should close in January 2007.

          Please advise us how you wish to proceed.

  All the best.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  On December 20, 2006, BMCA commenced a tender offer (the "Prior Tender Offer").

        Pursuant to the Company's expressed interest in a negotiated merger, on December 24, 2006, counsel to BMCA delivered a draft merger agreement to the Company's counsel, which was superior to the Carlyle merger agreement in both timing and price and, BMCA believes, was at least as strong as the Carlyle agreement with regard to every other provision. BMCA reiterated its request for access to reasonable due diligence information that was, at the very least, substantially the same as the due diligence provided to other bidders. Finally, after almost two months of negotiations, BMCA and the Company entered into a confidentiality and standstill agreement on December 29, 2006, in which the Company agreed to provide such due diligence. Even with this agreement, the due diligence process was frustratingly slow and continued to be managed by the Company's Chief Executive Officer who will be a participant in the competing Carlyle transaction.

        On January 5, 2007, BMCA sent the following letter to the Special Committee of the Board of Directors of the Company expressing frustration over the slow access to diligence and clarifying its expectations with respect to the tender offer process and negotiation of a merger agreement:

  January 5, 2007

  Special Committee of the Board of Directors of ElkCorp
  c/o Mark Gordon, Esq.
  Wachtell, Lipton, Rosen & Katz
  51 West 52nd Street
  New York, NY 10019

  Ladies and Gentlemen:

          On Friday, December 29, 2006, our Companies entered into confidentiality and standstill agreements, under which BMCA has been promised access to reasonable diligence in order to create a level playing field and enable it to maximize value to Elk shareholders.

          Notwithstanding the agreement, progress in terms of the due diligence process has proven, at least until late yesterday afternoon, frustratingly slow. By way of background, after signing the confidentiality agreement last Friday, BMCA's management team offered to travel to Dallas and work with Elk over the holiday weekend. Elk declined to do so, finally scheduling a conference call at noon on Tuesday. On this call, the only Elk management representative was Tom Karol, while other members of Elk management who presumably would have been in a position to respond to a number of our due diligence inquiries were for some reason excluded.

          Moreover, on the same conference call, raising questions as to whether we were entitled to the most basic information, Tom declined to respond to approximately 25 separate, entirely appropriate inquiries. By way of just one example, we were unable to obtain, or even receive a commitment to furnish, information concerning the Company's financial performance in October, November, and December 2006. Although Tom promised to reconsider his position at a subsequent time, and has since agreed to provide the requested information, it has been painfully slow in coming. In this connection, while BMCA's due diligence team was scheduled to meet with Tom and three other Elk executives this morning in Dallas, this meeting had to be postponed because information we had been promised by Elk had not been made available as of the time our people had to leave for the airport yesterday afternoon. Since that time, we have confirmed a rescheduled meeting for Saturday morning and are at last in the process of receiving meaningful due diligence information.

          Given the background of Elk's entire process, which we understand began 4-5 months ago, together with our recent experience, I think you can well understand our concern. As you know, although BMCA is Elk's most logical merger partner, the process had proceeded for months with a number of management buyout firms without so much as an invitation to BMCA to participate. Then when we surfaced with our proposal, which included a clear statement that we were willing to consider paying more, we were, for all intents and purposes, shut out of the process because we were unwilling, not surprisingly, to sign an extremely onerous standstill agreement whose principal points we were told were not subject to negotiation. And then without so much as calling BMCA to provide it with an opportunity to increase its merger price proposal, Elk proceeded to enter into an agreement with Carlyle, at a price now shown to be inferior, obligating Elk to pay a $29 million breakup fee.

          On another issue, Tom and your advisors requested this past Tuesday information about the merger process. Since then, we and your advisors have had a number of conversations regarding the process and our currently pending tender offer. While we do not believe that there should be any ambiguity, perhaps in an excess of caution, we again summarize the state of play as follows:

          1.    Tender Offer.    BMCA has pending a tender offer for all shares of ElkCorp common stock at $40 per share, in cash, not subject to a diligence or financing condition. We are ready, willing and able to close the tender offer subject to the satisfaction of the conditions to the offer. Satisfaction of the principal conditions are within ElkCorp's control. You need only lift the Rights Plan, and waive the application of Delaware 203 and Article Thirteen of your Certificate of Incorporation. As disclosed in the offer, we would then pursue a second step merger at the same price per share as the tender offer; or

          2.    Negotiated Merger Agreement.    Alternatively, we understand the interest Elk has expressed in managing any further rounds of this bidding contest and moving toward a negotiated merger agreement. To that end, we have delivered a draft agreement that is superior to the Carlyle agreement in both timing and price, and at least as strong as the Carlyle agreement with regard to every other contractual provision. We have received your advisors' comments on that agreement and our financing letters. In response, we have redrafted the merger agreement accepting all reasonable proposals and the financing letters which now address the three specific issues they raised as concerns. These documents will be returned to your advisors today.

          In order to put BMCA on a level playing field in this bidding contest, we agreed Friday night that Elk would provide access to reasonable due diligence but in no event less than what was provided to Carlyle. We encouraged Elk to do this because we believe that only by being on a level playing field with Carlyle can we deliver a binding merger agreement with terms acceptable to you and participate most effectively in any further rounds of the current bidding contest. Whatever the faults of the process to date, it should be readily apparent that a fair process and a level playing field will deliver the most value to Elk's shareholders.

          Given the pendency of our tender offer and our delivery of draft documents for a negotiated merger agreement, we do not understand how the Special Committee can maintain its current recommendation of the Carlyle offer. Our $40 offer, on substantially the same terms as your current Merger Agreement, is a "Superior Proposal" that we think compels your Board to consider a Change of Recommendation. We therefore urge you to provide the notice required by Section 5.3(d) of your current Merger Agreement to CGEA Holdings, Inc.

          As I think is plainly apparent, we are seriously committed to concluding the Elk-BMCA merger, and we trust that your Committee will do the right thing so that we will both be in a position to close this transaction at the earliest possible time. In the meantime, if you have any questions the Committee should like to discuss, Sam Heyman and I will be pleased to meet with the Special Committee at its earliest convenience.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  cc:
  Mr. Thomas D. Karol, CEO
  Mr. Lee Lebrun, UBS

        On January 8, 2007, the Company filed a Schedule 14D-9 with the Commission, in which it recommended that its stockholders reject the Prior Tender Offer and made numerous inaccurate statements with respect to such offer. On January 9, 2007, BMCA sent the following letter to the Special Committee of the Company Board responding to those inaccuracies and reiterating its commitment to work towards a negotiated transaction.

  January 9, 2007

  Special Committee of the Board of Directors of ElkCorp
  c/o Mark Gordon, Esq.
  Wachtell, Lipton Rosen & Katz
  51 West 52nd Street
  New York, NY 10019

  Ladies and Gentlemen:

          We have reviewed the 14D9 Elk filed late yesterday afternoon and hasten to reply. While we appreciate the Committee's commitment to continue the due diligence process with a view toward entering into a mutually satisfactory merger agreement, we were surprised by the multitude of inaccuracies and the adversarial tone and emphasis of the document.

          By way of just one example, the 14D9 suggests that BMCA's pending tender offer is conditioned on due diligence. In point of fact, nothing could be further from the truth, as its express terms make clear and our January 5th letter confirms. The offer does include quite naturally conditions customary in tender offers made without confidential information, such as its material adverse change provision. There should be nothing surprising about an offer made without the assistance of due diligence—which the Committee had denied us at the time of the filing of the offer—where an offeror seeks to protect itself in the event of a material adverse change. All that being said, BMCA continues to be willing to proceed on the terms of its pending tender offer.

          When the Committee, however, stated its interest in substantially narrowing the tender offer conditions, BMCA and the Committee agreed to negotiate a two-step tender and merger agreement on terms equal or superior to Elk's Carlyle agreement, and to include new terms more appropriate for an agreement made with confidential information. To this end, we entered into confidentiality and standstill agreements to provide BMCA with access to due diligence so as to be able to reach a merger agreement with the Committee with substantially narrower conditions. With regard to the material adverse change provision mentioned above, for example, BMCA agreed that it would substantially narrow the material adverse change provision after you had taken us through, and gotten us comfortable with, the Company's recent operating performance and plan for 2007.

          Notwithstanding Elk's agreement to provide reasonable due diligence—and I would acknowledge that the pace has accelerated markedly in the last several days—it continues to be a challenging process. With all due respect, we believe this results from a process that has been flawed from the very beginning wherein access to information, negotiation of the agreements, and other aspects of the process are being managed by a Chief Executive, who is for all intents and purposes a competing bidder, and an investment banker, who at least in the early stages of the process was working with senior management, before the involvement of the Special Committee, to assist it, among other things, in interesting a management buyout partner. Not surprisingly, this process has already exposed the Elk Board and Members of the Special Committee to several serious lawsuits.

          Despite our recent progress on the due diligence front, you should know that any number of our reasonable diligence requests are still being filibustered by management and its advisors. By way of several recent examples, we are currently being denied access to any information concerning Elk's December performance, information concerning Elk's material contracts and obligations, and the Company's most recent outlook and plan for 2007. These requests are well within the scope of any normal diligence and should not be the subject of negotiation.

          Although we have made plain at the outset that BMCA's offer is not conditioned upon financing, we nonetheless furnished the Committee with copies of our financing commitments to which the Company's 14D9 now takes issue. By way of background, when your advisors questioned the form of our financing commitments, claiming that they were not as precise or strong as Carlyle's, we asked the Committee to furnish us with the forms of commitment provided by Carlyle so that we could work with our underwriters to refine the commitments accordingly. Unfortunately, BMCA has still not received an answer to this request made about two weeks ago and restated as recently as this past Sunday afternoon.

          By way of further background concerning BMCA's financing commitments, approximately two weeks ago the Company's advisors provided comments on our financing commitments, citing three concerns. We immediately conferred with BMCA's underwriters, redrafted the commitments to address the three issues, and the revised financing commitments were delivered to the Committee last Friday. Then after having had our original financing commitments for three weeks, ELK forwarded on Saturday night (just in time to make it into the 14D9!), an extensive list of new

  "issues" involving primarily mechanical form-over-substance considerations which had not been raised before—obviously not leaving time to respond before the filing of the Committee's 14D9. Among the issues raised by the Company's advisors were many that had already been resolved or were clearly inappropriate.

          Moreover, there are other material inaccuracies in your 14D9, too many to enumerate here. By way of just one example, you cite the need for BMCA note holder consents as a condition of the tender even though we announced on Friday and informed Elk's advisors on Sunday that the consents have already been received. More generally, it would be constructive if BMCA were given a meaningful chance to respond to Elk's advisors' concerns, both real and illusory, before they become the basis of the Committee's decisions.

          We are confident that our proposal is superior, we are absolutely committed to concluding this transaction and maximizing value for Elk shareholders, and we stand ready to work with you towards a negotiated transaction. Finally, we renew our earlier suggestion to meet directly with the Special Committee and its advisors so as to correct any needless misunderstanding and assure that the process from here moves forward in the most constructive fashion.

  Sincerely,

  /s/ Robert B. Tafaro
  Robert B. Tafaro
  President and Chief Executive Officer

  cc:
  Mr. Thomas D. Karol, CEO
  Mr. Lee Lebrun, UBS

        On Friday January 12, 2007, after substantial discussions, representatives of BMCA communicated to the Company's counsel that BMCA would be sending a revised draft merger agreement and revised financing commitment letters reflecting compromises resulting from the considerable negotiations that had occurred between the Company's and BMCA's advisors. The revised financing commitments, disclosed in connection with this Offer, are now in the form the Company requested.

        During the holiday weekend of January 13, 2007, representatives of the Company and BMCA and their advisors had various discussions regarding due diligence and the contents of BMCA's revised proposal. On Tuesday, January 16, 2007, without contacting BMCA regarding its revised proposal, the Company attempted to prematurely terminate its auction by announcing that it had amended its merger agreement with affiliates of The Carlyle Group such that those affiliates would now pay $40.50 per Share and would launch a tender offer on January 18, 2007. In addition, on January 16, 2007, the Company terminated BMCA's access to due diligence. Counsel to BMCA informed the Company's counsel on that same day that BMCA was considering whether it would increase its offer, and expressed BMCA's interest in completing the already commenced diligence with that goal in mind.

        BMCA received no response to that request and decided, consistent with the two-step transaction structure in the merger agreement that BMCA has been negotiating with the Company, to have the Purchaser make this Offer directly to the Company's stockholders. On January 18, 2006, BMCA terminated the Prior Tender Offer and the Purchaser commenced the Offer.

        In connection with the filing of the Offer, BMCA sent the following letter to the Company's Special Committee in which it urged that the due diligence process be resumed so as to enable the Purchaser to release the various conditions of the Offer, which it will do upon satisfactory completion of due diligence.

January 18, 2007

Special Committee of the Board of Directors of ElkCorp
c/o Mark Gordon, Esq.
Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York, NY 10019

Ladies and Gentlemen:

        This is to advise you that BMCA, through its acquisition subsidiary, has raised its tender offer price this morning from $40 to $42 per share cash consideration for all Elk shares, effectively superseding BMCA's previous tender offer. In addition, J.P. Morgan Securities has joined our bank consortium with Deutsche Bank and Bear Stearns, and we have financing commitments, in the form you requested, sufficient to fund the full price of the transaction.

        We were again disappointed by your announcement on Tuesday that you have entered into a revised merger transaction with Carlyle, with Elk's CEO to be a partner in the buyout group, without notice to BMCA affording it the opportunity to increase its bid. As you know, we were, until the Tuesday announcement, making substantial progress toward a mutually acceptable merger agreement, had received revised financing commitments in the form you requested, and performed due diligence. In the latter connection, as a result of the hard work of my BMCA colleagues and their Elk counterparts, working sometimes around the clock over the past two weeks, we have managed to finish a substantial portion of the same due diligence that Carlyle had been working on for some months.

        We believe that the action taken by Elk on Tuesday represents an attempt to prematurely terminate the auction process. At the same time, Elk unilaterally terminated the due diligence process. The fact that we are in a competitive situation only underscores our need for the balance of the due diligence information so that we can participate on a level playing field and have the opportunity to maximize value for Elk shareholders.

        Based upon BMCA's increased tender offer price, our offer is clearly superior to Carlyle's revised offer, and we urge that the due diligence process be resumed so as to enable BMCA to eliminate certain tender offer conditions, as BMCA and Elk had already agreed subject to satisfactory completion of due diligence. We are highly committed to this transaction and stand ready to conclude a mutually agreeable negotiated transaction at the earliest possible time.

Sincerely,

/s/ Robert B. Tafaro
Robert B. Tafaro
President and Chief Executive Officer

cc:
Mr. Thomas D. Karol, CEO
Mr. Lee Lebrun, UBS

        Transactions With the Company.    During the past several years, there have been purchases and sales of granule products in the ordinary course of business between each of ISP Technologies Inc. and ISP Minerals Inc., which are related companies and affiliates of BMCA, on the one hand, and the Company on the other hand. Aggregate sales of granule products by ISP Technologies Inc. and ISP Minerals Inc. to the Company were approximately $2 million for the 2006 fiscal year through October 1, 2006, approximately $80,000 for the fiscal year ended December 31, 2005, and approximately $350,000 for the fiscal year ended December 31, 2004.

        During the past several years, there have been purchases and sales of glass mat products, Hip & Ridge products and other products in the ordinary course of business between BMCA and its subsidiaries, on the one hand, and the Company on the other hand. Aggregate sales of glass mat products by the Purchaser and its subsidiaries to the Company were approximately $2 million for the 2006 fiscal year through October 1, 2006, approximately $565,000 for the fiscal year ended December 31, 2005, and approximately $10,000 for the fiscal year ended December 31, 2004. Aggregate sales of Hip & Ridge products by BMCA and its subsidiaries to the Company were approximately $785,000 for the 2006 fiscal year through October 1, 2006 and approximately $92,000 for the fiscal year ended December 31, 2005. Aggregate purchases of Hip & Ridge products by BMCA and its subsidiaries from the Company were approximately $2.2 million for the 2006 fiscal year through October 1, 2006, approximately $2 million for the fiscal year ended December 31, 2005, approximately $1.7 million for the fiscal year ended December 31, 2004, and approximately $1.3 million for the fiscal year ended December 31, 2003.

        Transactions Involving Company Shares.    On December 19, 2006, HIA transferred one Share to BMCA. On January 17, 2007, BMCA contributed one Share to the Parent, who subsequently contributed one Share to the Purchaser. A description of all other transactions involving Purchaser and its affiliates in Company Shares is attached as Schedule II of this Offer to Purchase.

11.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATE ANTI-TAKEOVER LAWS.

        General.    The purpose of the Offer is for the Purchaser to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, the Parent intends, as soon as practicable following the consummation of the Offer, to have the Company consummate the Proposed Merger pursuant to which each then outstanding Share (other than Shares beneficially owned by BMCA) would be converted into the right to receive an amount in cash per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest.

        BMCA previously made an offer to purchase the Shares for $40.00 per Share directly to the Company's stockholders. The Company recommended that its stockholders reject that offer and proceeded to amend and restate its merger agreement with affiliates of The Carlyle Group. In light of these events, BMCA decided, consistent with the two-step transaction structure in the merger agreement that BMCA has been negotiating with the Company, to have the Purchaser make this Offer directly to the Company's stockholders. However, there are substantial conditions to consummation of the Offer, among them the Section 203 Condition, the Rights Condition and the Article Thirteenth Condition. If the Company Board opposes the Offer, certain provisions of the DGCL and of the Company's Charter and By-Laws would affect the Purchaser's ability to obtain control of the Company and to effect the Proposed Merger. Therefore, there can be no assurance that the Purchaser will be able to consummate the Offer or, if the Offer is consummated, that the Purchaser will be able to effectuate the Proposed Merger, nor can there be any guarantee as to the timing of the Proposed Merger if it is consummated. See below and Section 14 for more information.

        Company Board and Stockholder Approval.    The timing and details of the consummation of the Offer and the Proposed Merger depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and most importantly, actions of the

Company Board. In general, under the DGCL, the approval of both the stockholders and the board of directors of a corporation is required to effect a merger of that corporation with or into another corporation. The Proposed Merger can only be effected with the approval of the Company Board and the affirmative vote of the holders of at least a majority of the outstanding shares. If the Minimum Tender Condition, the Section 203 Condition, the Rights Condition, the Article Thirteenth Condition and the other conditions to the Offer discussed in the Introduction and Section 14 are satisfied, the Purchaser will own Shares representing at least a majority of the outstanding Shares after consummation of the Offer, and will have the voting power necessary to assure approval of the Proposed Merger by the Company's stockholders and, after voting in elections for directors at the Company's annual meeting of stockholders for at least two consecutive years, to have elected a majority of the members of the Company Board. Although the Purchaser will seek to have the Company consummate the Proposed Merger as soon as practicable after consummation of the Offer, because the Proposed Merger must be approved by the Company Board, the Proposed Merger could be delayed for a substantial period of time if the Company Board refuses to approve the Proposed Merger, or if a majority of the members of the Company Board refuse to resign in favor of designees of the Purchaser.

        The satisfaction of the principal conditions to the Offer, with the exception of the Minimum Tender Condition, is within the control of the Company Board. The Purchaser believes that the Company Board should take all necessary actions to facilitate consummation of the Offer and hereby requests that they do so. Unless the Company Board acts to facilitate consummation of the Offer, the Offer will not be able to proceed.

        The Purchaser currently intends to pursue the Proposed Merger following consummation of the Offer. The Purchaser, however, reserves the right not to pursue the Proposed Merger at all, to amend the terms of the Proposed Merger, or to pursue an alternative second step business combination transaction involving the Company in which the Shares not owned by BMCA or its affiliates would be converted into securities or other consideration, or exchanged for cash.

        Anti-Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "Interested Stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "Business Combination" (which term includes mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of such corporation prior to such date.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Purchaser does not believe that the anti-takeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state anti-takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In any such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer.

        Appraisal Rights.    Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, however, holders of Shares at the effective time of the Proposed Merger who do not vote in favor of, or consent to, the Proposed Merger will have rights under Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger.

        The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

        "Going-Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions and may, under certain circumstances, be applicable to the Proposed Merger. The Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Proposed Merger is consummated more than one year after the completion of the Offer, or an alternative transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Proposed Merger or alternative transaction and the consideration offered to minority stockholders in the Proposed Merger or alternative transaction be filed with the Commission and distributed to minority stockholders before the consummation of any such transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company's being able to terminate its Exchange Act registration. See Section 7 for more information. If such registration were terminated, Rule 13e-3 would be inapplicable to any future merger or alternative transaction.

        Short-Form Merger.    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or stockholders of such other corporation (a "short-form merger"). If the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser will be able to effect the Proposed Merger without a vote of the Company's stockholders. In the event that the Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of the Purchaser, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company.

        Shareholder Rights Plan.    The completion of the Offer is conditioned upon, among other things, the Rights issued under the Company's Shareholder Rights Plan having been amended or otherwise rendered inapplicable to the Offer or having been redeemed by the Company Board, or the Purchaser being satisfied, in its reasonable judgment, that the Rights are invalid or otherwise inapplicable to the Offer and the Proposed Merger.

        The Rights Condition is significant to the Offer because if the Purchaser were to purchase Shares under the Offer and the Rights were triggered by such purchase, each Right would entitle its holder, other than the Purchaser and its affiliates or associates, to purchase, upon payment of the applicable exercise price, preferred stock of the Company or Common Stock of the Company at a discount. If after a triggering event the Company merges, consolidates or engages in a similar transaction in which the Company does not survive, each Right-holder would also have the right to buy discounted stock in the surviving entity. Any of these circumstances would result in the Purchaser suffering unacceptable dilution of its interest in the Company.

        The following summary of certain provisions of the Company's Shareholder Rights Plan relating to the Rights is based upon the Company's Current Report on Form 8-K filed with the Commission on May 29, 1998, and the Company's Shareholder Rights Plan filed therewith, and the amendment to the Company's Shareholders Rights Plan filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on November 6, 2006. This summary is not intended to be complete, and is qualified in its entirety by reference to such filing and the full text of the Company's Shareholder Rights Plan and the related amendment thereto, each of which is attached as an exhibit to such filing.

        Under the Company's Shareholder Rights Plan, Rights were constructively distributed as a dividend at the rate of one Right for each share of Common Stock held by Company stockholders of record as of the close of business on July 8, 1998. Until the occurrence of certain triggering events, the Rights are represented by, and trade in tandem with, the Common Stock.

        Shortly after the Company was informed by BMCA that it had acquired beneficial ownership of more than 10% of the Company's Common Stock, the Company amended its Shareholder Rights Plan to decrease, from 15% to 10%, the percentage of beneficial ownership of the Company's Common Stock that triggers the separation of the Rights from the Common Stock and the exercisability thereof. As amended, the Rights separate from the Common Stock and become exercisable upon the Distribution Date, which is the earlier to occur of (i) the close of business on the tenth day after the first date of public announcement that a person or group has acquired beneficial ownership of 10% or more of the Company's Common Stock (or, for persons having beneficial ownership of 10% or more of the Shares as of November 5, 2006, the time that such person acquires beneficial ownership of additional Shares after November 5, 2006), or (ii) the close of business on the tenth day after a tender or exchange offer has been launched by any person or group unaffiliated with the Company and who, by virtue of consummating the tender or exchange offer, would acquire beneficial ownership of 10% or more of the Company's Common Stock (or, for persons having beneficial ownership of 10% or more of the Shares as of November 5, 2006, would result in such person acquiring beneficial ownership of additional Shares after November 5, 2006).

        Following the occurrence of a Distribution Date and the separation of the Rights from the Common Stock, the Company's stockholders are entitled to purchase, at a pre-determined purchase price per Right, one one-hundredth (1/100th) of a share of Series A Participating Preferred Stock for each Right. In addition, if the Purchaser becomes an "Acquiring Person," meaning that the Purchaser becomes the beneficial owner of 10% or more of the Company's Common Stock, or, since the Purchaser had beneficial ownership of 10% or more of the Shares as of November 5, 2006, the Purchaser acquires any additional Shares, the Rights would entitle the holders other than the Purchaser and its affiliates to purchase Common Stock of the Company at a 50% discount. If after a triggering event the Company merges, consolidates or engages in a similar transaction in which the Company does not survive, each holder of a Right also has the ability to purchase discounted stock in the surviving entity.

        The Company Board may amend or supplement the Company's Shareholder Rights Plan at any time prior to the time that any person or group becomes an Acquiring Person. The Company Board may also, at its option, redeem all of the outstanding Rights at a price of $0.01 per Right so long as no person or group has become an Acquiring Person. In connection with the Offer, unless the Company's Shareholder Rights Plan is amended or otherwise rendered inapplicable to the Offer, or the Rights have been redeemed, either of which is in the complete discretion of the Company Board, stockholders are required to tender one Right for each Share tendered in order to effect a valid tender of the Shares. If the Distribution Date does not occur before the Expiration Date, a tender of Shares in this Offer will automatically constitute a tender of the associated Rights. If the Distribution Date has occurred, the certificates representing the Rights will have to be tendered along with the certificates evidencing the Shares tendered.

        At its meeting on January 7, 2007, the Company Board took action, as permitted by the Company's Shareholder Rights Plan, to postpone the Distribution Date. Until the Distribution Date, the Rights will continue to be evidenced by the certificates for the Shares, and the Rights will be transferable only in connection with the transfer of the associated Shares.

        The Company Board can satisfy the Rights Condition by amending the Company's Shareholder Rights Plan to render the Rights inapplicable to the Offer and the Proposed Merger or by acting to redeem the Rights. The Purchaser believes that that the Company Board should take such action or make such amendment and hereby requests that they do so. If the Company Board does not act to make the Company's Shareholder Rights Plan inapplicable to the Offer and Proposed Merger, the Purchaser would suffer unacceptable dilution of its interest in the Company were the Purchaser to purchase Shares under the Offer and it is likely that the Purchaser would not consummate the Offer.

        Other.    The Purchaser reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Purchaser decides not to pursue the Proposed Merger, the Purchaser will evaluate its other alternatives. Such alternatives could include proposing a merger on terms other than those described above, purchasing additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration. Alternatively, the Purchaser or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by the Purchaser or the applicable affiliate, which may vary from the terms and price in the Offer.

        Future Plans for the Company in Addition to the Proposed Merger.    In connection with the Offer, the Purchaser has reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that it might consider if the Purchaser acquires control of the Company. In addition, if and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, the Purchaser intends to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, facility locations, assets, corporate structure, marketing strategies, capitalization, management or dividend policy.

        Except as indicated in this Offer to Purchase, the Purchaser does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12.   SOURCE AND AMOUNT OF FUNDS.

        The Purchaser expects that approximately $970 million would be required to consummate the Offer and the Proposed Merger and to pay related fees and expenses. The Purchaser anticipates funding of all of the purchase price and related expenses with funds to be borrowed under credit facilities (the "Credit Facilities") fully committed to by Deutsche Bank, Bear Stearns and J.P. Morgan Securities (the "Lead Arrangers"). The Credit Facilities also provide for the refinancing of certain outstanding indebtedness of BMCA and, if the Proposed Merger takes place, the outstanding indebtedness of the Company (the "Refinancing"). Funding under the Credit Facilities is conditioned on the satisfaction of conditions customary in similar transactions. As this is a fully committed financing, the Purchaser does not anticipate the need to seek alternate financing sources.

        The Credit Facilities are to be documented in definitive loan documents among BMCA, the Purchaser and, as agreed, certain other subsidiaries of BMCA, as borrowers, Deutsche Bank, Bear Stearns and J.P. Morgan Securities and other banks and financial institutions to become parties thereto as lenders, and Deutsche Bank, as administrative agent for the lenders. The Credit Facilities will consist of a $950 million seven-year amortizing term loan facility (the "Term Loan Facility"), a $600 million five-year revolving credit facility (the "Revolving Facility") and an up to $325 million one-year bridge credit facility (the "Bridge Facility"). To the extent that the Bridge Facility is not repaid within one year from the initial borrowing thereunder, the Bridge Facility will convert into a term loan maturing eight years after the initial borrowing under the Bridge Facility. The proceeds of the Credit Facilities are to be used (i) to fund the purchase price of the Shares tendered in the Offer, (ii) to repurchase or otherwise retire BMCA's notes due 2007 and 2008, (iii) to refinance other outstanding indebtedness of BMCA, (iv) if the Proposed Merger takes place, to pay for all Shares that are not purchased in the Offer as well as the refinancing of the outstanding indebtedness of the Company, (v) to pay fees and expenses incurred in connection with the Offer, the Refinancing and, to the extent necessary, the Proposed Merger and (vi) for working capital and general corporate purposes of BMCA and its subsidiaries. At or prior to the Merger, BMCA may elect to increase the commitments under the Revolving Facility by up to $100 million provided that the Term Loan Facility is reduced or prepaid by a like amount.

        All amounts owing under the Revolving Facility will be secured by a first priority perfected security interest in all receivables, inventory, platinum and rhodium, deposit accounts and other current assets of BMCA and its domestic subsidiaries and all proceeds thereof (the "Revolving Facility Collateral"). All amounts owing under the Term Loan Facility will be secured by (i) a first priority perfected security interest in substantially all of the assets and properties of BMCA and its domestic subsidiaries, other than the Revolving Facility Collateral (the "Term Facility Collateral"), and (ii) a second priority perfected security interest in the Revolving Facility Collateral. All amounts owing under the Bridge Facility will be secured by a perfected second priority security interest in the Term Loan Facility Collateral and a perfected third priority security interest in the Revolving Facility Collateral. No property or assets of the Company or any of its subsidiaries will be collateral for the Credit Facilities prior to the consummation of the Proposed Merger.

        Loans under the Term Loan Facility and the Revolving Facility will bear interest at a variable rate based upon either the prime rate or LIBOR, at the borrower's option, plus a specified margin in each case. These interest rates will be recalculated periodically based on changes in the LIBOR and prime rates, if applicable, and, in the case of loans under the Revolving Facility, also based on a leverage based pricing grid.

        The Credit Facilities will contain various customary covenants, including with respect to mandatory prepayments of loans, restrictive covenants with respect to incurring additional indebtedness or guarantees, creating liens or other encumbrances and financial covenants.

        BMCA and its subsidiaries, including the Purchaser, plan to repay the loans under the Credit Facilities with funds generated by BMCA and its subsidiaries' operations, existing capital and assets.

        Funding under the Credit Facilities is conditioned on the satisfaction of conditions customary in similar transactions, including (i) satisfaction of the Minimum Tender Condition and the Rights Condition; (ii) completion of the refinancing with respect to indebtedness of BMCA and its subsidiaries (but excluding the Company and its subsidiaries); (iii) the Credit Facilities having received ratings from Standard & Poor's Rating Services and Moody's Investor's Services; and (iv) there not occurring any fact, circumstance, event, change, effect or occurrence since June 30, 2006 that has or would be reasonably likely to have a material adverse effect on the business, results of operation or financial condition of the Company and its subsidiaries, taken as a whole, but in any case, shall not include facts, circumstances, events, changes, effects or occurrences (a) generally affecting the industries in which the Company and its subsidiaries operate (including general pricing changes), or the economy or the financial or securities markets in the United States or elsewhere in the world (including any regulatory and political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its subsidiaries, taken as a whole, (b) resulting from the announcement of the Offer, the Credit Facilities or the Refinancing or (c) resulting from any litigation related to the proposed Offer, the Credit Facilities or the Refinancing, and provided that any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period shall not, in and of itself, constitute a material adverse effect.

        THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING.

13.   DIVIDENDS AND DISTRIBUTIONS.

        If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire Shares or otherwise cause a reduction in the number of Shares or other securities, (iii) issue or sell additional Shares, any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change, including, without limitation, the number or type of securities offered to be purchased.

        If, on or after the date of this Offer to Purchase, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular quarterly cash dividends on the Shares not in excess of $0.05 per share having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 (i) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions; and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.   CERTAIN CONDITIONS TO THE OFFER.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the reasonable judgment of the Purchaser, (1) on or prior to the Expiration Date, any one or more of the Minimum Tender Condition, the Section 203 Condition, the Rights Condition or the Article Thirteenth Condition has not been satisfied, or (2) at any time on or after the date of this Offer to Purchase and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by the Purchaser to have occurred:

        (1)   there has been or will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, the Company, the Purchaser or any of its affiliates, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign that, in the reasonable judgment of the Purchaser, would be expected to, directly or indirectly:

  •
  make illegal or otherwise prohibit or materially delay consummation of the Offer or the Proposed Merger or seek to obtain material damages or make materially more costly the making of the Offer,

  •
  prohibit or materially limit the ownership or operation by the Purchaser or any of its affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel the Purchaser or any of its affiliates to dispose of or hold separately all or any material portion of the business or assets of the Purchaser or any of its affiliates or of the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of the Purchaser or any of its affiliates or of the Company to conduct its business or own such assets,

  •
  impose material limitations on the ability of the Purchaser or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any of its affiliates, or to finance the purchase price of the Shares,

  •
  require divestiture by the Purchaser or any of its affiliates of any Shares,

  •
  result in a material adverse effect on the Purchaser, any of its affiliates or the Company or the value of the Shares,

  •
  result in a material diminution in the benefits expected to be derived by the Purchaser or any of its affiliates as a result of the Offer or any merger or other business combination involving the Company; or

        (2)   there has been or will be instituted or pending any action or proceeding by any governmental entity or third party seeking, or that would reasonably be expected to result in any of the consequences referred to in the clauses of paragraph (1) above; or

        (3)   the Purchaser shall become aware of any change, circumstance, event or effect that has or will have occurred (or any development that has or will have occurred involving prospective changes) that is materially adverse to the business, operations, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or could reasonably be expected to have, in the reasonable discretion of the Purchaser, a material adverse effect on the Company or the value of the Shares or, assuming consummation of the Offer or the Proposed Merger, on the Purchaser or any of its affiliates; or

        (4)   there has or will have occurred, and continues to exist:

  •
  any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States,

  •
  any extraordinary or material adverse change in the price of the Shares or the financial markets or major stock exchange indices in the United States, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company,

  •
  a change in the general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans,

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),

  •
  a commencement of a war, armed hostilities, terrorist attack or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or

  •
  in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof; or

        (5)   except as and to the extent publicly disclosed in a report filed by the Company with the Commission prior to the date of this Offer to Purchase, the Company or any of its subsidiaries shall have, directly or indirectly:

  •
  split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

  •
  acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities,

  •
  issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under the Company employee stock options outstanding prior to the date of this Offer to Purchase, in accordance with the terms of such stock options as publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

  •
  declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of the Company's capital stock (except for regular quarterly cash dividends on the Shares not in excess of $0.05 per share having customary and usual record dates and payment dates),

  •
  altered or proposed to alter any material term of any outstanding security,

  •
  issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,

  •
  authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger (other than the Proposed Merger), consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business,

  •
  authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the reasonable judgment of the Purchaser, could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser or any of its affiliates,

  •
  amended or proposed, adopted or authorized any amendment to the Charter or By-Laws of the Company or the articles or by-laws or any other organizational documents of any of its subsidiaries,

  •
  entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, the Proposed Merger or any other business combination, or

  •
  except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries; or

        (6)   the Purchaser shall become aware:

  •
  that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by the Purchaser, the Company or any other affiliate of the Company of the Proposed Merger or any other business combination involving the Company and the Purchaser or any of its affiliates,

  •
  of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the reasonable judgment of the Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser or any other affiliate of the Purchaser or the consummation by the Purchaser of the Offer or by the Purchaser or any affiliate of the Purchaser of the Proposed Merger or any other business combination (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or the Proposed Merger or any other business combination involving the Company, the Purchaser or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

  •
  that any report, document, instrument, financial statement or schedule filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (7)   a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that:

  •
  any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries, through acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries, other than acquisitions of Shares for bona fide arbitrage purposes only,

  •
  any such person, entity or group that, prior to the date of this Offer to Purchase, had filed such a Schedule 13G with respect to the Company with the Commission, shall have acquired or proposed to acquire (other than acquisitions of Shares for bona fide arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) or any of its subsidiaries constituting 2% or more of any such class or series,

  •
  any person, other than the Purchaser or any of its affiliates, shall have made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company,

  •
  any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or

  •
  the Company or any of its subsidiaries shall have (i) granted to any person or group proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in the Purchaser's judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

        (8)   any material approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to the Purchaser, in its reasonable discretion; or

        (9)   (i) the Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Proposed Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries, or (ii) the Purchaser or any of its affiliates and the Company shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the reasonable discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition described in this Section 14 shall be binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. As in the case of all contracts and offers, any binding interpretations of the terms and conditions of the Offer by the Purchaser shall be subject to the review of courts of competent jurisdiction under applicable law.

        Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

15.   CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

        Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser does not presently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in the Introduction shall not have been satisfied or any of the events in Section 14 shall have occurred). The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See Introduction and Section 14 for a description of certain conditions to the Offer.

        Antitrust.    Based upon information filed by the Company with the Commission, the Purchaser believes that the acquisitions of Shares and the Proposed Merger were subject to the pre-merger notification and reporting obligations under the Hart-Scott-Rodino Antitrust Improvement Act. The notification and reporting obligations have been complied with and the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act expired on December 6, 2006.

        State Anti-Takeover Laws.    A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. See Section 11 for more information.

        Other Notices.    G-I Holdings Inc., the Purchaser's indirect parent company, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") due to asbestos-related bodily injury claims brought against it relating to the inhalation of asbestos fiber. Pursuant to that certain Order Granting Preliminary Injunction entered by the Bankruptcy Court on February 22, 2002 (as amended), the Purchaser, must provide written notice to the Statutory Committee of Asbestos Claimants prior to consummating any refinancing.

16.   CERTAIN FEES AND EXPENSES.

        Bear, Stearns & Co. Inc. is acting as the Dealer Manager in connection with the Offer and as one of the Lead Arrangers under the Credit Facilities. Customary compensation will be paid to the Dealer Manager in light of their overall role in the Offer and related transactions. The Purchaser has also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses in connection with the Offer and to indemnify the Dealer Manager against certain liabilities and expenses, including liabilities under the federal securities laws.

        D. F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

        The Bank of New York has been retained by the Purchaser as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

        The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17.   MISCELLANEOUS.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by BMCA). This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in Section 8.

SOLICITATION OF PROXIES

        THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH THE PURCHASER OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

BMCA ACQUISITION SUB INC.

January 18, 2007

SCHEDULE 1

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND THE PARENT
AND DIRECTORS, OFFICERS AND GENERAL PARTNERS OF CERTAIN AFFILIATES

1.     BMCA Acquisition Sub Inc.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
John F. Rebele 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Director, since 2006. Senior Vice President, Chief Financial Officer and Director of BMCA Acquisition Inc., since 2006.
Senior Vice President, Chief Financial Officer and Director of Building Materials Corporation of America, since 2001; Chief Administrative Officer, since 2005; Vice President, Finance from 1998-2001.
Robert B. Tafaro 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Chief Executive Officer, President and Director, since 2006. Chief Executive Officer, President and Director of BMCA Acquisition Inc., since 2006.

Chief Executive Officer and President of Building Materials Corporation of America, since 2006; Director, for more than 5 years; Chief Operating Officer Executive Vice President, Roofing Systems, from 2005-2006; Senior Vice President and General Manager, Roofing Systems Sales from 2003-2005; Senior Vice President and General Manager, Residential Systems from 2000-2003.
Chief Executive Officer, President and Director of BMCA Holdings Corporation, since 2006.
Director of G-I Holdings Inc., since 2006.
Douglas H. Greeff 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, since 2007. Senior Vice President of BMCA Acquisition Inc., since 2007. Senior Vice President of Building Materials Corporation of America, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of BMCA Holdings Corporation, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings Inc., since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G Holdings Inc., since 2007.

Executive Vice President – Strategic Finance of Revlon Inc. from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Inc. 237 Park Avenue New York, NY 10017
Executive Vice President – Strategic Finance of Revlon Consumer Products Corporation from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Consumer Products Corporation 237 Park Avenue New York, NY 10017
Executive Vice President – Finance and Treasurer of International Specialty Products Inc., since 2007.
International Specialty Products Inc. 1361 Alps Road Wayne, NJ 07470

2.     BMCA Acquisition Inc.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
John F. Rebele 1361 Alps Road Wayne, NJ 07470 U.S. Citizen
Senior Vice President, Chief Financial Officer and Director, since 2006.
Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Director of BMCA Acquisition Sub Inc., since 2006.
Senior Vice President, Chief Financial Officer and Director of Building Materials Corporation of America, since 2001; Chief Administrative Officer, since 2005; Vice President, Finance from 1998-2001.
Robert B. Tafaro 1361 Alps Road Wayne, NJ 07470 U.S. Citizen
Chief Executive Officer, President and Director, since 2006.
Chief Executive Officer, President and Director of BMCA Acquisition Sub Inc., since 2006.
Chief Executive Officer and President of Building Materials Corporation of America, since 2006; Director, for more than 5 years; Chief Operating Officer Executive Vice President, Roofing Systems, from 2005-2006; Senior Vice President and General Manager, Roofing Systems Sales from 2003-2005; Senior Vice President and General Manager, Residential Systems from 2000-2003.
Chief Executive Officer, President and Director of BMCA Holdings Corporation, since 2006.

Director of G-I Holdings Inc., since 2006.
Douglas H. Greeff 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, since 2007. Senior Vice President of BMCA Acquisition Sub Inc., since 2007. Senior Vice President of Building Materials Corporation of America, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of BMCA Holdings Corporation, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings Inc., since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G Holdings Inc., since 2007.
Executive Vice President – Strategic Finance of Revlon Inc. from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Inc. 237 Park Avenue New York, NY 10017
Executive Vice President – Strategic Finance of Revlon Consumer Products Corporation from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Consumer Products Corporation 237 Park Avenue New York, NY 10017
Executive Vice President – Finance and Treasurer of International Specialty Products Inc., since 2007.
International Specialty Products Inc. 1361 Alps Road Wayne, NJ 07470

3.     Building Materials Corporation of America

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
David A. Harrison 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, Marketing, Contractor Services and Corporate Development and Director, for more than 5 years; President of GAF Materials Corporation (Canada), for more than 5 years.
GAF Materials Corporation (Canada) 1361 Alps Road Wayne, NJ 07470

John F. Rebele 1361 Alps Road Wayne, NJ 07470 U.S. Citizen
Senior Vice President, Chief Financial Officer and Director, since 2001; Chief Administrative Officer, since 2005; Vice President, Finance from 1998-2001.
Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Director of BMCA Acquisition Sub Inc., since 2006.
Senior Vice President, Chief Financial Officer and Director of BMCA Acquisition Inc., since 2006.
Robert B. Tafaro 1361 Alps Road Wayne, NJ 07470 U.S. Citizen
Chief Executive Officer and President, since 2006; Director, for more than 5 years; Chief Operating Officer Executive Vice President, Roofing Systems, from 2005-2006; Senior Vice President and General Manager, Roofing Systems Sales from 2003-2005; Senior Vice President and General Manager, Residential Systems from 2000-2003.
Chief Executive Officer, President and Director of BMCA Acquisition Sub Inc., since 2006.
Chief Executive Officer, President and Director of BMCA Acquisition Inc., since 2006.
Chief Executive Officer, President and Director of BMCA Holdings Corporation, since 2006.
Director of G-I Holdings Inc., since 2006.
Kenneth E. Walton 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, Operations and Director, for more than 5 years.
Douglas H. Greeff 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, since 2007. Senior Vice President of BMCA Acquisition Sub Inc., since 2007. Senior Vice President of BMCA Acquisition Inc., since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of BMCA Holdings Corporation, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings Inc., since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G Holdings Inc., since 2007.
Executive Vice President – Strategic Finance of Revlon Inc. from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Inc. 237 Park Avenue New York, NY 10017

Executive Vice President – Strategic Finance of Revlon Consumer Products Corporation from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Consumer Products Corporation 237 Park Avenue New York, NY 10017
Executive Vice President – Finance and Treasurer of International Specialty Products Inc., since 2007.
International Specialty Products Inc. 1361 Alps Road Wayne, NJ 07470

4.     Heyman Investment Associates Limited Partnership

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Samuel J. Heyman 667 Madison Avenue, 12th Floor New York, NY 10021 U.S. Citizen
General Partner.
Chief Executive Officer, President, Secretary and Director of G-I Holdings Inc., since 2005. Mr. Heyman held the position of Executive Officer of G-I Holdings Inc. at various points prior to 2005.
Chief Executive Officer, President, Secretary and Director of G Holdings Inc., since 2005.
General Partner of Heyman Holdings Associates Limited Partnership.

5.     BMCA Holdings Corporation

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Robert B. Tafaro 300 Delaware Avenue, Suite 303 Wilmington, DE 19801 U.S. Citizen	Chief Executive Officer, President and Director, since 2006. Chief Executive Officer, President and Director of BMCA Acquisition Sub Inc., since 2006.
Chief Executive Officer, President and Director of BMCA Acquisition Inc., since 2006.

Chief Executive Officer, President and Director of BMCA Acquisition Inc., since 2006. Chief Executive Officer and President of Building Materials Corporation of America, since 2006; Director, for more than 5 years; Chief Operating Officer Executive Vice President, Roofing Systems, from 2005-2006; Senior Vice President and General Manager, Roofing Systems Sales from 2003-2005; Senior Vice President and General Manager, Residential Systems from 2000-2003.
Director of G-I Holdings Inc., since 2006.
Douglas H. Greeff 300 Delaware Avenue, Suite 303 Wilmington, DE 19801 U.S. Citizen	Senior Vice President, Chief Financial Officer and Treasurer, since 2007. Senior Vice President of BMCA Acquisition Sub Inc., since 2007. Senior Vice President of BMCA Acquisition Inc., since 2007.
Senior Vice President of Building Materials Corporation of America, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings Inc., since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G Holdings Inc., since 2007.
Executive Vice President – Strategic Finance of Revlon Inc. from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Inc. 237 Park Avenue New York, NY 10017
Executive Vice President – Strategic Finance of Revlon Consumer Products Corporation from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Consumer Products Corporation 237 Park Avenue New York, NY 10017
Executive Vice President – Finance and Treasurer of International Specialty Products Inc., since 2007.
International Specialty Products Inc. 1361 Alps Road Wayne, NJ 07470

6.     G-I Holdings Inc.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Samuel J. Heyman 1361 Alps Road Wayne, NJ 07470 U.S. Citizen
Chief Executive Officer, President, Secretary and Director, since 2005. Mr. Heyman held the position of Executive Officer at various points prior to 2005.
General Partner of Heyman Investment Associates Limited Partnership.
Chief Executive Officer, President, Secretary and Director of G Holdings Inc., since 2005.
General Partner of Heyman Holdings Associates Limited Partnership.
Robert B. Tafaro 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Director, since 2006. Chief Executive Officer, President and Director of BMCA Acquisition Sub Inc., since 2006. Chief Executive Officer, President and Director of BMCA Acquisition Inc., since 2006.

Chief Executive Officer and President of Building Materials Corporation of America, since 2006; Director, for more than 5 years; Chief Operating Officer Executive Vice President, Roofing Systems, from 2005-2006; Senior Vice President and General Manager, Roofing Systems Sales from 2003-2005; Senior Vice President and General Manager, Residential Systems from 2000-2003.
Chief Executive Officer, President and Director of BMCA Holdings Corporation, since 2006.

Douglas H. Greeff 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, Chief Financial Officer and Treasurer, since 2007. Senior Vice President of BMCA Acquisition Sub Inc., since 2007. Senior Vice President of BMCA Acquisition Inc., since 2007.
Senior Vice President of Building Materials Corporation of America, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of BMCA Holdings Corporation, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G Holdings Inc., since 2007.
Executive Vice President – Strategic Finance of Revlon Inc. from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Inc. 237 Park Avenue New York, NY 10017
Executive Vice President – Strategic Finance of Revlon Consumer Products Corporation from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Consumer Products Corporation 237 Park Avenue New York, NY 10017
Executive Vice President – Finance and Treasurer of International Specialty Products Inc., since 2007.
International Specialty Products Inc. 1361 Alps Road Wayne, NJ 07470

7.     G Holdings Inc.

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Samuel J. Heyman 1361 Alps Road Wayne, NJ 07470 U.S. Citizen
Chief Executive Officer, President, Secretary and Director, since 2005.
General Partner of Heyman Investment Associates Limited Partnership.
Chief Executive Officer, President, Secretary and Director of G-I Holdings Inc., since 2005.
Mr. Heyman held the position of Executive Officer of G-I Holdings Inc. at various points prior to 2005.
General Partner of Heyman Holdings Associates Limited Partnership.
Douglas H. Greeff 1361 Alps Road Wayne, NJ 07470 U.S. Citizen	Senior Vice President, Chief Financial Officer and Treasurer, since 2007. Senior Vice President of BMCA Acquisition Sub Inc., since 2007. Senior Vice President of BMCA Acquisition Inc., since 2007.
Senior Vice President of Building Materials Corporation of America, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of BMCA Holdings Corporation, since 2007.
Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings Inc., since 2007.
Executive Vice President – Strategic Finance of Revlon Inc. from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Inc. 237 Park Avenue New York, NY 10017
Executive Vice President – Strategic Finance of Revlon Consumer Products Corporation from 2003-2005; Executive Vice President and Chief Financial Officer from 2000-2003.
Revlon Consumer Products Corporation 237 Park Avenue New York, NY 10017
Executive Vice President – Finance and Treasurer of International Specialty Products Inc., since 2007.
International Specialty Products Inc. 1361 Alps Road Wayne, NJ 07470

8.     Heyman Holdings Associates Limited Partnership

Name, Citizenship and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Addresses Thereof
Samuel J. Heyman 667 Madison Avenue, 12th Floor New York, NY 10021 U.S. Citizen
General Partner.
General Partner of Heyman Investment Associates Limited Partnership.
Chief Executive Officer, President, Secretary and Director of G- I Holdings Inc., since 2005. Mr. Heyman held the position of Executive Officer of G-I Holdings Inc. at various points prior to 2005.
Chief Executive Officer, President, Secretary and Director of G Holdings Inc., since 2005.

SCHEDULE II

TRANSACTIONS BY PURCHASER'S AFFILIATES INVOLVING COMPANY SHARES

        During the period from July 27, 2006 through November 1, 2006, the Purchaser's affiliates have made the following purchases and sales of Shares on the open market:

Transaction Type	Transaction Date	Number of Shares Purchased/Sold	Price Per Share ($)
Purchase	7/27/2006	9,700	24.75
Purchase	7/31/2006	300	24.88
Purchase	8/01/2006	10,500	24.60
Purchase	8/03/2006	200	24.87
Purchase	8/04/2006	54,600	26.01
Purchase	8/07/2006	22,700	26.02
Purchase	8/08/2006	50,000	25.67
Purchase	8/09/2006	44,800	25.30
Purchase	8/10/2006	33,900	24.90
Purchase	8/11/2006	21,700	24.93
Purchase	8/14/2006	35,500	24.98
Purchase	8/15/2006	14,000	25.24
Purchase	8/16/2006	1,200	25.75
Purchase	8/17/2006	30,100	26.52
Purchase	8/18/2006	31,000	27.04
Purchase	8/18/2006	203,700	27.03
Purchase	8/21/2006	100,900	26.59
Purchase	8/22/2006	30,200	26.81
Purchase	8/23/2006	24,000	26.62
Purchase	8/24/2006	58,000	26.61
Purchase	8/25/2006	27,800	26.70
Purchase	8/28/2006	20,500	26.98
Purchase	8/29/2006	30,300	26.92
Purchase	8/30/2006	3,800	27.63
Purchase	8/31/2006	34,600	28.17
Purchase	9/01/2006	9,300	28.13
Sale	9/01/2006	(9,300)	28.40
Sale	9/01/2006	(15,700)	28.40
Purchase	9/05/2006	23,200	28.58
Purchase	9/06/2006	30,000	28.11
Purchase	9/07/2006	35,600	27.89
Purchase	9/08/2006	4,500	27.91
Purchase	9/11/2006	20,100	27.86
Purchase	9/12/2006	1,800	27.98
Purchase	9/18/2006	10,800	29.04
Purchase	9/19/2006	19,100	28.22
Sale	9/20/2006	(2,600)	28.82
Sale	10/25/2006	(16,800)	26.51
Purchase	10/25/2006	16,800	26.28
Purchase	10/26/2006	60,000	27.01
Purchase	10/27/2006	200,000	24.54
Purchase	10/27/2006	477,500	24.95
Purchase	10/30/2006	156,300	25.05
Purchase	10/31/2006	96,800	25.13
Purchase	11/01/2006	112,400	25.22
Total		2,123,800

II-1

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

The Bank of New York

By Mail: The Bank of New York Reorganization Services P.O. Box 859208 Braintree, MA 02185-9208 (registered or certified mail recommended)	By Overnight Courier:
The Bank of New York
Reorganization Services
161 Bay State Drive
Braintree, MA 02184

 By Facsimile Transmission:
(For Eligible Institutions Only)
(781) 380-3388

Confirm Facsimile By Telephone:
(781) 843-1833 Ext. 200	By Hand: The Bank of New York Reorganization Services 101 Barclay Street, 1-E Receive and Deliver Window New York, NY 10286

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
(212) 269-5550
Toll-Free: (888) 628-9011
E-MAIL: info@dfking.com

The Dealer Manager for the Offer is:

Bear, Stearns & Co. Inc.
383 Madison Ave., 8th Floor
New York, NY 10179
(212) 272-5112
Toll-Free: (877) 696-BEAR

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND THE PARENT AND DIRECTORS, OFFICERS AND GENERAL PARTNERS OF CERTAIN AFFILIATES
TRANSACTIONS BY PURCHASER'S AFFILIATES INVOLVING COMPANY SHARES